Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CRUNCH HOLDING CORP.,

PEAK HOLDINGS LLC,

PEAK ACQUISITION CORP

AND

PEAK FINANCE LLC

DATED AS OF FEBRUARY 10, 2007

TABLE OF CONTENTS

		Page
ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Effective Time of the Merger	1
1.3	Effect of Merger	2
1.4	Certificate of Incorporation	2
1.5	Bylaws	2
1.6	Directors	2
1.7	Officers	2

ARTICLE II

CONVERSION OF SHARES

2.1	Conversion of Shares	2
2.2	Treatment of Time Vesting Options	3
2.3	Treatment of Performance Options	3
2.4	No Further Transfers	3

ARTICLE III

PAYMENT OF PURCHASE PRICE

3.1	Definitions	4
3.2	Purchase Price Closing Adjustments	6
3.3	Closing Actions	6
3.4	Mechanics of Payments	7
3.5	Dissenters’ Rights	8
3.6	Purchase Price Post-Closing Adjustments	9

ARTICLE IV

CLOSING

4.1	Time and Place of Closing	11

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1	Corporate Organization, Power and Authorizations	12
5.2	Authorization of Transactions	12

5.3	Capital Structure	13
5.4	Financial Statements	15
5.5	Certain Developments	16
5.6	Title to, Condition and Sufficiency of Assets	16
5.7	Taxes	17
5.8	Contracts and Commitments	19
5.9	Proprietary Rights	19
5.10	Litigation; Proceedings	20
5.11	Employee Benefit Plans	20
5.12	Compliance with Laws	22
5.13	Environmental Matters	22
5.14	FDA/USDA/FTC Product Matters	23
5.15	Employees	23
5.16	SEC Documents; Regulatory Reports	24
5.17	Sarbanes Oxley	24
5.18	Brokers	24

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND FINANCE SUB

6.1	Organization and Power	25
6.2	Authorization of Transaction	25
6.3	Absence of Conflicts	25
6.4	Litigation	26
6.5	Solvency	26
6.6	Financing	26
6.7	Brokers	27

ARTICLE VII

COVENANTS

7.1	Conduct of Business	27
7.2	Information	30
7.3	Consents	30
7.4	Notification of Certain Matters	31
7.5	Affiliate Agreements	31
7.6	Notification of Certain Matters	31
7.7	Employee Matters	32
7.8	Access to Information	33
7.9	Solvency Letter	34
7.10	Indemnification of Officers, Directors, Employees and Agents	34
7.11	Notification of Breach	35
7.12	Governmental Consents	36
7.13	Reasonable Efforts; Further Assurances	36
7.14	Financing	37

7.15	Treatment of Certain Debt	40
7.16	Exclusivity	41
7.17	Exercise of Drag-Along Rights	42
7.18	Non-Solicitation of Employees	42
7.19	Investigation and Agreement by Parent, Buyer and Finance Sub; No Other Representations or Warranties.	42

ARTICLE VIII

CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligation	43
8.2	Conditions to Obligation of Parent, Buyer and Finance Sub	44
8.3	Conditions to Obligations of the Company	45

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1	Termination	46
9.2	Effect of Termination	47
9.3	Return of Documentation	48

ARTICLE X

MISCELLANEOUS

10.1	Non-Survival of Representations, Warranties and Agreement	48
10.2	Amendment and Waiver	48
10.3	Notices	48
10.4	Binding Agreement; Assignment	50
10.5	Severability	50
10.6	Other Definitional Provisions	50
10.7	Captions	51
10.8	Entire Agreement	51
10.9	Counterparts and Facsimile Signatures	51
10.10	Waiver of Jury Trial	51
10.11	Public Announcements	51
10.12	Joint Liability	52
10.13	Jurisdiction	52
10.14	Governing Law	52
10.15	Attorneys’ Fees	52
10.16	Parties in Interest	52
10.17	Rules of Construction	53
10.18	Shareholders Agent	54
10.19	Expenses	56
10.20	Limitation of Liability	56
10.21	Enforcement	56
10.22	Conflicts and Privilege	56
10.23	Release	57

EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Escrow Agreement
Exhibit C	Letter of Transmittal
Exhibit D	Option Surrender Agreement
Exhibit E	Debt Tender Offer Terms

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 10, 2007, by and among Crunch Holding Corp., a Delaware corporation (“Company”), Peak Holdings LLC, a Delaware limited liability company (“Parent”), Peak Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”) and Peak Finance LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Buyer (“Finance Sub”). Unless defined herein, capitalized terms used in this Agreement are defined in Exhibit A.

WITNESSETH

WHEREAS, the respective boards of directors of the Company and Buyer deem it advisable and in the best interests of their respective corporations and such corporations’ respective shareholders to consummate the merger of Buyer with and into the Company upon the terms and conditions set forth herein and in accordance with the provisions of the General Corporation Laws of the State of Delaware (“DGCL”). Buyer and the Company are sometimes collectively referred to herein as the “Constituent Corporations” and the Company, following the effectiveness of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

WHEREAS, in order to induce Parent, Buyer and Finance Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, holders of a majority of the shares of Common Stock have entered into a shareholder consent (the “Shareholder Consent”) by which they have approved this Agreement, the Merger and the other transactions contemplated hereby.

WHEREAS, in order to induce the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Blackstone Capital Partners V L.P. (the “Guarantor”) has entered into a Guaranty Agreement by which it has guaranteed certain obligations of Parent, Buyer and Finance Sub under this Agreement (the “Guaranty Agreement”).

NOW, THEREFORE, in consideration of the Recitals, the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the merger and the mode of carrying the same into effect, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions hereof, at the Effective Time, Buyer shall be merged with and into the Company (the “Merger”) and the separate existence of Buyer shall thereupon cease, and the Company shall be the surviving corporation in the Merger.

1.2 Effective Time of the Merger. The Merger shall become effective as of the time and date of filing of the certificate of merger in a form mutually acceptable to the Parties and meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) with the

Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or at the time specified in the Certificate of Merger, if later than the time of filing. The Certificate of Merger shall be filed as a part of the Closing and on the Closing Date (or at such other time as the Parties may mutually agree). The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

1.3 Effect of Merger. At the Effective Time, the Constituent Corporations shall become a single corporation which shall be the Surviving Corporation. At such time, the separate existence of Buyer shall cease as provided under the DGCL. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all liabilities of the Constituent Corporations as provided under the DGCL. The title to all property owned by the Constituent Corporations shall thenceforth be vested in the Surviving Corporation without reversion or impairment.

1.4 Certificate of Incorporation. The Certificate of Incorporation of the Company, as of the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation immediately after the consummation of the Merger.

1.5 Bylaws. The Bylaws of the Company as in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the consummation of the Merger.

1.6 Directors. The directors of Buyer holding office at the Effective Time shall be the directors of the Surviving Corporation immediately after the consummation of the Merger.

1.7 Officers. The officers of Buyer holding office at the Effective Time shall be the officers of the Surviving Corporation immediately after the consummation of the Merger.

ARTICLE II

CONVERSION OF SHARES

2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

(a) Each issued and outstanding share of Buyer’s common stock, par value $0.01 per share, shall be converted into one validly issued, fully paid and non-assessable share of the Surviving Corporation’s common stock so that from and after the Effective Time, Parent shall be the holder of all issued and outstanding shares of the Surviving Corporation’s common stock.

(b) Each share of Common Stock (other than Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon compliance with the applicable provisions of Section 3.4(a), an amount equal to the Common Share Price.

(c) Each share of Common Stock that is issued and held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and no payment shall be made in respect thereof.

(d) Each share of Common Stock beneficially owned by any direct or indirect wholly-owned Subsidiary of Parent or the Company shall remain outstanding and no payment shall be made in respect thereof.

(e) Upon conversion thereof as described in this Section 2.1, each share of Common Stock (other than Dissenting Shares) shall cease to exist and shall automatically be canceled and retired and each holder of a certificate representing such Common Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto other than the right to receive the payments described in this Agreement without interest except as set forth in this Agreement.

(f) The Dissenting Shares shall cease to exist and shall automatically be cancelled and retired and each holder of a certificate representing Dissenting Shares shall cease to have any rights with respect thereto other than as described in Section 3.5.

2.2 Treatment of Time Vesting Options. In accordance with the applicable Equity Plan, as of the Effective Time, unless otherwise agreed between any holder of a Time Vesting Option and Parent, (a) each Time Vesting Option shall vest and become exercisable as of the Effective Time and (b) each Time Vesting Option shall be converted into the right to receive an amount equal to the product of the Common Share Price (less the applicable per share exercise price thereof and applicable withholding Taxes) multiplied by the number of shares of Common Stock covered by such Time Vesting Option in accordance with the provisions of Article III.

2.3 Treatment of Performance Options. Unless otherwise agreed between any holder of a Performance Option and Parent, each Performance Option that vests in accordance with the terms of the applicable Equity Plan as of the Effective Time shall be converted into the right to receive an amount equal to the product of the Common Share Price (less the applicable per share exercise price thereof) multiplied by the number of shares of Common Stock covered by such Performance Option in accordance with the provisions of Article III. Each Performance Option that is not vested in accordance with the terms of the applicable Equity Plan as of the Effective Time shall terminate automatically in accordance with the terms of the applicable Equity Plan; provided, that prior to the Closing, the Company shall have the right, but not the obligation, to take such action as is necessary to cause, notwithstanding anything to the contrary in any Equity Plan or stock option agreement of the Company and including taking action to amend any such Equity Plan or stock option agreement, all or any portion of such unvested Performance Options to (a) become vested and exercisable as of the Effective Time and (b) be converted into the right to receive an amount equal to the product of the Common Share Price (less the applicable per share exercise price thereof and applicable withholding Taxes) multiplied by the number of shares of Common Stock covered by such Performance Option in accordance with the provisions of Article III. The Company shall give Parent and Buyer at least three days’ prior written notice of any action taken by the Company pursuant to the proviso contained in the immediately preceding sentence.

2.4 No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made.

ARTICLE III

PAYMENT OF PURCHASE PRICE

3.1 Definitions. As used in this Agreement, the following terms shall have the meanings specified:

(a) “Closing Common Share Price” means an amount equal to the quotient (rounded to the fifth decimal place) of: (i) an amount equal to (A) the Purchase Price (determined for purposes of the Closing as provided in Section 3.2) minus (B) the Escrow Amount, divided by (ii) the Fully Diluted Common Stock.

(b) “Closing Financial Statements” means a balance sheet of the Company and its consolidated Subsidiaries as of immediately prior to the Closing prepared as set forth in this Section 3.1(b) and, as applicable, Section 3.2 or Section 3.6. The Parties agree that the Closing Financial Statements shall be prepared in accordance with GAAP on a basis consistent with the Company’s preparation of the Audited Financial Statements (i.e., using the same methodologies and judgments as were used by the Company in preparation of such Audited Financial Statements, but only to the extent that such methodologies and judgments are consistent with GAAP), other than any deviations from GAAP expressly required by this Agreement.

(c) “Common Share Price” means an amount equal to the quotient (rounded to the fifth decimal place) of: (i) the Purchase Price (determined as provided in Section 3.6), divided by (ii) the Fully Diluted Common Stock, which amount shall be subject to adjustment (by increase or decrease), without duplication, for (A) the deposit of the Escrow Amount at the Closing pursuant to Section 3.3(a)(vi) hereof and (B) the release, if any, of all or any portion of the Escrow Amount (and any interest, dividends and other income earned thereon) for distribution to the Shareholders pursuant to the terms of this Agreement and the Escrow Agreement.

(d) “Debt” means, without duplication, as of immediately prior to the Closing the aggregate amount of: (i) all indebtedness of the Company and its Subsidiaries (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (ii) all deferred indebtedness of the Company and its Subsidiaries for the payment of the purchase price of property or assets purchased, (iii) all obligations of the Company and its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which would be required to be classified as a capital lease on a balance sheet of the Company or any of its Subsidiaries prepared in accordance with GAAP, (iv) any outstanding reimbursement obligation of the Company and its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or a Subsidiary thereof pursuant to which the applicable bank or similar entity has paid thereunder obligations for which the Company or a Subsidiary thereof is required to repay, (v) any payment obligation of the Company and its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks,

(vi) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or a Subsidiary thereof, whether or not indebtedness secured thereby shall have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of the Company and its Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by the Company or a Subsidiary thereof and (viii) all other short-term and long-term liabilities of the Company and its Subsidiaries for borrowed money. Notwithstanding the foregoing to the contrary, Debt shall not include any Debt Breakage Costs.

(e) “Enterprise Value” means an amount equal to Two Billion One Hundred Sixty Two Million Five Hundred Thousand United States Dollars ($2,162,500,000).

(f) “Net Working Capital” means the Company’s and its consolidated Subsidiaries’ aggregate cash, cash equivalents, accounts receivable, inventories and other current assets (other than any current or deferred income Tax benefits or assets) less the Company’s and its consolidated Subsidiaries’ aggregate accounts payable and other current liabilities (other than (i) Transactions Costs, (ii) Debt, (iii) Debt Breakage Costs, (iv) Severance Costs, (v) any social security, medicare, unemployment or other employment Taxes arising from (x) the transactions contemplated by this Agreement or the other Transaction Documents or (y) Severance Costs, (vi) any current or deferred income Tax liabilities and (vii) the Aurora Excess Leverage Fee Accrued Liability in the amount of $20,110,000 (including any change in the amount of such reserve) as reflected in ledger account number 340.907). In calculating the Net Working Capital, the costs of obtaining any “tail” policy under Section 7.10(d) shall be disregarded. In addition, in determining Net Working Capital, the net cash proceeds, if any, received prior to the Closing and realized from the sale of the Omaha, Nebraska plant shall be disregarded.

(g) “Purchase Price” means an amount equal to: (i) the Enterprise Value plus the aggregate amount of the exercise prices for the Vested Options outstanding immediately prior to the Closing (and determined giving effect to the Closing), minus (ii) the sum of the amounts of the Debt and the Transaction Costs and (iii) increased or decreased in respect of Net Working Capital and/or Debt as provided for in Section 3.6(e). Except to the extent that such are determined to be incorrect based upon the various payments of such to be made at the Closing, in calculating the Purchase Price, the amount of Transaction Costs shall be determined as provided in Section 3.2(a) and shall be final and binding on the parties. Solely for purposes of determining the Closing Common Share Price payable at the Closing, the Purchase Price shall be increased or decreased in respect of Estimated Net Working Capital as provided in Section 3.2(b). In calculating the various adjustments to the Purchase Price under this Agreement, no single item shall be given duplicative effect.

(h) “Transaction Costs” means all fees and expenses unpaid as of immediately prior to Closing that have been incurred by the Company, the Shareholders Agent or a Shareholder and which are to be borne by the Company pursuant to Section 10.19 in connection with the sale of the Company, the Merger, the Transaction Documents and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents (including any bonus or other payment or benefit to any current or former employee, officer or director that is triggered by the occurrence of the Merger (other than as described in Sections 2.2 and 2.3) and the payments set forth on Schedule 3.1(h) (to the extent required to be made at or following the Closing)). Transaction Costs shall include the Advisor Fees and the fees and expenses paid or payable to Lehman Brothers Inc. pursuant to the terms of the engagement letter previously disclosed to Buyer. Notwithstanding the foregoing to the contrary, Transaction Costs shall not include any Debt Breakage Costs or Severance Costs (other than the payments set forth on Schedule 3.1(h)).

3.2 Purchase Price Closing Adjustments.

(a) No later than three Business Days before the Closing Date, the Company shall deliver to Buyer estimated Closing Financial Statements which shall contain a good faith estimate of: (i) the amount of Net Working Capital as of immediately prior to the Closing (the “Estimated Net Working Capital”), (ii) the total amount of the Debt as of immediately prior to the Closing (the “Estimated Debt”) and the Debt Amount and (iii) the total amount of the Transaction Costs (together with the name of each payee thereof).

(b) To the extent that the Estimated Net Working Capital as set forth in the estimated Closing Financial Statements is less than $126,750,000 (the “Net Working Capital Target”), then the Purchase Price to be funded by Buyer at the Closing shall be decreased by such shortfall. To the extent that the Estimated Net Working Capital as set forth in the estimated Closing Financial Statements is greater than the Net Working Capital Target, then the Purchase Price to be funded by Buyer at the Closing shall be increased by such surplus.

3.3 Closing Actions.

(a) Subject to Section 3.4, Parent shall pay, or shall cause the Surviving Corporation or its Subsidiaries, as applicable, to pay, the following payments:

(i) at the Closing, to each holder of Common Stock an amount equal to the Closing Common Share Price multiplied by the number of shares of Common Stock (other than Dissenting Shares) owned by such holder immediately prior to the Effective Time;

(ii) reasonably promptly following the Closing, to each holder of an Option the amounts payable (if any) pursuant to Sections 2.2 and 2.3 in respect of such Option, less applicable federal, state and local income Tax withholding and Social Security, Medicare, state disability, unemployment and other withholding obligations;

(iii) in due course, to the applicable Governmental Entity, the aggregate amount of all applicable federal, state and local income Tax withholding and Social Security, Medicare, state disability, unemployment and other withholding obligations withheld in respect of payments to Option holders;

(iv) at the Closing, to the “Administrative Agent” under the Credit Agreement, the Debt Amount;

(v) at the Closing, to each payee thereof, the Transaction Costs;

(vi) at the Closing, to the Escrow Agent an amount equal to $10,000,000 (the “Escrow Amount”) to be held in escrow in accordance with the escrow agreement to be entered into at Closing by the Shareholders Agent, Parent, Buyer and the Escrow Agent in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”); and

(vii) at the Closing, (A) to the depository or paying agent under the Debt Tender Offer, the amount required to fund the purchase of Notes validly tendered and not withdrawn pursuant to the Debt Tender Offer, or (B) if the conditions to the Debt Tender Offer have not been satisfied or waived, to a trust established under Section 8.01 of the Indenture, the amount required to fund the optional redemption of the Notes contemplated by Section 5 of the form of the Notes, as applicable.

(b) Parent and the Company shall take, or shall cause their respective Subsidiaries to take, the following actions:

(i) Immediately prior to the Closing, the Company shall contribute all of the outstanding shares of capital stock of PFGI to a newly formed Delaware limited liability company (“New Crunch LLC”), which shall be a wholly-owned subsidiary of the Company, the documentation thereof being in form and substance reasonably acceptable to each of Parent and the Company;

(ii) at the Closing, to the extent necessary to fund the payments to be made by the Surviving Corporation pursuant to Section 3.3(a), Parent shall cause proceeds received as a result of the Financing, including the proceeds received by Parent from the Equity Financing and proceeds received by the Finance Sub from the Debt Financing, to be transferred to the Surviving Corporation, Buyer or PFGI, as applicable; and

(iii) at the Closing, Finance Sub shall be merged with and into New Crunch LLC (the “Subsidiary Merger”) in such a manner that New Crunch LLC shall be the surviving entity (the “Subsidiary Surviving Company”) and shall become an indirect wholly-owned Subsidiary of the Company, the documentation thereof being in form and substance reasonably acceptable to each of Parent and the Company.

3.4 Mechanics of Payments.

(a) All cash payments under or pursuant to this Agreement in excess of $1 million shall be made by wire transfer of immediately available funds to one or more accounts designated by the payee thereof or by check if requested by the payee thereof. All cash payments to the Shareholders as contemplated by Section 3.3(a) and Section 3.3(b), as applicable, shall be made only after delivery to the Surviving Corporation by such Person, as applicable, of: (i) a letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”) and stock certificates either duly endorsed for transfer or accompanied by duly executed stock powers and (ii) an option surrender agreement in the form attached hereto as Exhibit D (an “Option Surrender Agreement”). Prior to the Closing, the Company shall provide each Shareholder with the form of Letter of Transmittal and Option Surrender Agreement, as applicable, in order that each Shareholder shall have an opportunity to comply with this Section 3.4 at the Closing and to receive the payments contemplated by Section 3.3(a) and Section 3.3(b), as applicable, on the Closing Date. Parent and the Surviving Corporation shall be entitled to withhold from the Purchase Price paid at Closing the portion thereof due to any Shareholder who has not, as of the Closing, submitted the documents required under this Section 3.4.

(b) Parent or the Surviving Corporation will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as Parent (or any Affiliate thereof) or the Surviving Corporation shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign laws relating to Taxes. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made by Parent or the Surviving Corporation.

(c) Parent (or a paying agent designated by Parent and reasonably acceptable to the Company) shall act as paying agent for the purpose of effectuating the exchange of cash consideration pursuant to this Section 3.4 in accordance with customary exchange procedures as are determined by Parent and the Company prior to the Effective Time.

3.5 Dissenters’ Rights.

(a) Promptly following the execution of this Agreement, the Company shall provide each record holder of Common Stock with notice of their appraisal rights pursuant to Section 262 of the DGCL. The Company shall give Parent prompt written notice of any demands for appraisal pursuant to section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in connection therewith, and Parent shall have the right to participate at its own expense in all negotiations or proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands prior to the Effective Time. No later than ten days following the date on which the Effective Time occurs, Parent and the Surviving Corporation shall provide all Shareholders with notice of the Effective Time.

(b) Notwithstanding any provision of this Agreement to the contrary, no shares of Common Stock that are held immediately prior to the Effective Time by holders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded and perfected the right, if any, for appraisal of such shares of Common Stock in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to such appraisal (collectively “Dissenting Shares”) shall be converted into or represent a right to receive the Common Share Price or any other amount, but the holder of such shares of Common Stock shall only be entitled, in lieu thereof, to such rights as are provided under Section 262 of the DGCL. If a holder of shares of Common Stock who demands appraisal of such shares of Common Stock under the DGCL shall thereafter effectively withdraw (under Section 262(k) of the DGCL) or lose (through failure to perfect or otherwise) the right to appraisal with respect to such shares of Common Stock, then each such share of Common Stock shall be deemed to have been converted, at the Effective Time, into and represent only the right to receive the Common Share Price in accordance with this Agreement, without any interest thereon, upon delivery of a completed and duly executed Letter of Transmittal and the surrender of the certificate or certificates representing such share of Common Stock to the Surviving Corporation.

3.6 Purchase Price Post-Closing Adjustments.

(a) The Purchase Price shall be adjusted following the Closing as set forth in this Section 3.6.

(b) Following the Closing, the Surviving Corporation shall prepare the Closing Financial Statements which shall contain its calculations of the Net Working Capital and Debt as of immediately prior to the Closing, and the Surviving Corporation shall deliver the same to the Shareholders Agent no later than the sixtieth (60th) day following the Closing Date. At least seven (7) days prior to the Surviving Corporation’s delivery of its Closing Financial Statements and calculations of Net Working Capital and Debt, the Surviving Corporation shall provide drafts thereof to the Shareholders Agent and shall discuss with the Shareholders Agent any questions or concerns that the Shareholders Agent has with regard to such drafts during such seven (7) day period. Thereafter, the Closing Financial Statements and calculations of the Net Working Capital and Debt delivered to the Shareholders Agent shall be final and binding on the parties unless the Shareholders Agent objects within thirty (30) days after receipt thereof by: (i) notifying the Surviving Corporation in writing of each objection and (ii) delivering to the Surviving Corporation a detailed statement describing the basis for each objection along with the Shareholders Agent’s Closing Financial Statements and calculations of the Net Working Capital and Debt. Any component of the Surviving Corporation’s Closing Financial Statements and calculations of the Net Working Capital and Debt that is not the subject of an objection by the Shareholders Agent shall be final and binding on the parties. If the Surviving Corporation agrees with the objection(s) of the Shareholders Agent and the Shareholders Agent’s Closing Financial Statements and calculations of the Net Working Capital and Debt, then the Shareholders Agent’s Closing Financial Statements and calculations of the Net Working Capital and Debt shall be final and binding on the Parties and the Purchase Price shall be adjusted as set forth in Section 3.6(e). If the Surviving Corporation does not agree with the objection(s) of the Shareholders Agent or the Shareholders Agent’s Closing Financial Statements and calculations of the Net Working Capital and Debt, then the Surviving Corporation shall, within fifteen (15) days after receipt of the Shareholders Agent’s objection(s) and calculations, notify the Shareholders Agent of its disagreement which shall contain a detailed statement describing the basis for each objection. Throughout the period following the Closing Date, the Surviving Corporation shall permit the Shareholders Agent and its counsel, accountants and other advisors reasonable access (with the right to make copies) to the financial books and records of the Surviving Corporation for the purposes of the review and objection right contemplated herein.

(c) The Parties shall use reasonable efforts to resolve any dispute arising under Section 3.6(b); provided, that if they are unable to do so within thirty (30) days following the Surviving Corporation’s notice to the Shareholders Agent that it disagrees with the Shareholders Agent’s objection(s) or the Shareholders Agent’s Closing Financial Statements and calculations of the Net Working Capital and Debt, then by notice from the Shareholders Agent or the Surviving Corporation to the other the disagreement may be submitted for resolution to Ernst & Young LLP or such other firm of independent accountants of national standing to which the parties agree (the “Independent Accountants”). If issues are submitted to the Independent Accountants for resolution, the Shareholders Agent and the Surviving Corporation shall enter into a customary engagement letter with the Independent Accountants at the time the issues remaining in dispute are submitted to the Independent Accountants. Within ten (10) days after the Independent Accountants have been retained, the Shareholders Agent and the Surviving Corporation shall furnish, at their own expense, to the Independent Accountants and the other party a written statement of their position with respect to each matter in dispute. Within five (5) Business Days after the expiration of such ten (10) day period, the Shareholders Agent and the Surviving Corporation may deliver to the Independent Accountants and to each other its response to the other’s position on each matter in dispute. With each submission, the Shareholders Agent and the Surviving Corporation may also furnish to the Independent Accountants such other information and documents as they deem relevant or such information and documents as may be requested by the Independent Accountants with appropriate copies or notification being given to the other. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with the Shareholders Agent and the Surviving Corporation, at which conference the Shareholders Agent and the Surviving Corporation shall each have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.

(d) The Independent Accountants shall be directed to promptly, and in any event within thirty (30) days after their appointment pursuant to Section 3.6(c), render their decision on the disputed items. The Independent Accountants’ determination as to each item in dispute shall be set forth in a written statement delivered to the Shareholders Agent and the Surviving Corporation, which shall include the Independent Accountants’ determination of the Closing Financial Statements and their calculations of the Net Working Capital and Debt immediately prior to the Closing, all of which shall be final and binding on the parties. The Independent Accountants shall also determine the proportion of their fees and expenses to be paid by each of the Shareholders Agent and the Surviving Corporation based primarily on the degree to which the Independent Accountants have accepted the positions of the respective parties.

(e)

(i) If the sum of (A) the amount of the Net Working Capital as finally determined pursuant to this Section 3.6 minus the Estimated Net Working Capital and (B) the Estimated Debt minus amount of Debt determined pursuant to this Section 3.6 is a positive number, then the Surviving Corporation and the Shareholders Agent shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Amount all of the funds contained therein to the Shareholders Agent and Parent shall promptly pay, or shall cause the Surviving Corporation to promptly pay to the Shareholders Agent the amount of such sum plus interest thereon from the Closing Date through the payment date at the prime rate of interest quoted in The Wall Street Journal on the second Business Day prior to the date of payment (the “Applicable Rate”). Promptly after the receipt of such funds, the Shareholders Agent shall distribute such funds to the Shareholders (except as to Dissenting Shares) based on each Shareholder’s Percentage Share thereof; provided, that the Percentage Share attributable to any Dissenting Shares shall be paid by the Shareholders Agent to the Surviving Corporation. In addition, the Shareholders Agent shall have the right to request the Surviving Corporation to distribute all or any part of such funds to any or all of the other Shareholders and upon making such request and tendering such funds to the Surviving Corporation, the Surviving Corporation shall promptly make such distribution to such Shareholders based on each such Shareholder’s Percentage Share thereof and the Shareholders Agent shall have no further liability or obligation as to the distribution of such funds.

(ii) If the sum of (A) the amount of the Net Working Capital as finally determined pursuant to this Section 3.6 minus the Estimated Net Working Capital and (B) the Estimated Debt minus the amount of Debt determined pursuant to this Section 3.6 is a negative number, then the Surviving Corporation and the Shareholders Agent shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Amount (x) an amount equal to the absolute value of such sum to the Surviving Corporation plus interest thereon from the Effective Time through the payment date at the Applicable Rate and (y) any funds remaining therein after giving effect to clause (y) to the Shareholders Agent for distribution to the Shareholders (except as to Dissenting Shares) based on each Shareholder’s Percentage Share. To the extent that such amount and interest thereon from the Effective Time through the payment date at the Applicable Rate exceeds the Escrow Amount, then Parent and the Surviving Corporation shall be deemed to have irrevocably waived its right to recover such unpaid shortfall excess and interest. The Percentage Share attributable to any Dissenting Shares shall be paid by the Shareholders Agent to the Surviving Corporation. In addition, the Shareholders Agent shall have the right to request the Surviving Corporation to distribute all or any part of such funds to any or all of the other Shareholders and upon making such request and tendering such funds to the Surviving Corporation, the Surviving Corporation shall promptly make such distribution to such Shareholders based on each such Shareholder’s Percentage Share thereof and the Shareholders Agent shall have no further liability or obligation as to the distribution of such funds.

ARTICLE IV

CLOSING

4.1 Time and Place of Closing. Unless otherwise agreed to by the Company and Parent, the Closing will occur at 9:00 a.m. local time on the date that is not later than five Business Days after the date on which the applicable waiting period (including any extension thereof) under the HSR Act expires or terminates or, if not then satisfied or waived, the third succeeding Business Day after the date on which all conditions to Closing (other than conditions the fulfillment of which is to occur at the Closing) are satisfied or waived; provided that, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act or the satisfaction or waiver of all conditions to Closing, the Parties shall not be required to effect the Closing until the earliest of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company, (b) the final day of the Marketing Period and (c) the Business Day immediately prior to the Termination Date, subject in each case to the satisfaction or waiver of all the conditions to Closing as of the date determined pursuant to this proviso. The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP in New York City, New York. The date upon which the Closing actually occurs is referred to as the “Closing Date.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the SEC Documents filed with the SEC after January 1, 2006 and prior to the date of this Agreement with respect to information that is reasonably apparent on its face relevant to the representations and warranties contained in this Article V (excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature) or (b) as disclosed on the Company Disclosure Schedule (each reference contained herein to the Company Disclosure Schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains an express reference to the Company Disclosure Schedule) to the extent a matter in the Company Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face), the Company represents and warrants to Parent, Buyer and Finance Sub, as of the date hereof, as follows:

5.1 Corporate Organization, Power and Authorizations. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, organization or formation, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted by it. Each of the Company and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth on Company Disclosure Schedule 5.1, which constitute all of the jurisdictions in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has delivered to Parent or otherwise made available to Parent in the electronic data room of the Company or its representatives complete and correct copies of its certificate of incorporation and bylaws and its Subsidiaries’ respective certificates of incorporation and bylaws, as amended and in effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are set forth on Company Disclosure Schedule 5.1.

5.2 Authorization of Transactions. The Company has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. Except for obtaining approval as required under the HSR Act, (i) the Company has full power and authority to execute and deliver all other Transaction Documents to which the Company is or will be a party and to perform its obligations hereunder and thereunder and (ii) no other proceeding or action on the part of the Company is necessary to approve and authorize the Company’s execution and delivery of any other Transaction Document to which the Company is or will be a party or the performance of the Company’s obligations hereunder or thereunder. Simultaneously with the execution and delivery of this Agreement, the Company has obtained approval of this Agreement and the transactions contemplated hereby pursuant to the Shareholder Consent, and no additional authorization, approval, ratification or other action is required by the Shareholders in order to complete the transactions contemplated by this Agreement. This Agreement and all other Transaction Documents to which the Company is or will be a party have been, or will be at Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than the Company, constitute or, upon execution and delivery, will constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

5.3 Capital Structure.

(a) The authorized capital stock of the Company consists solely of 800,000,000 shares of Common Stock of which: (i) 552,135,062 shares of Common Stock are issued and outstanding, subject to the exercise of outstanding Options between the date hereof and the Closing Date, (ii) no shares of Common Stock are issued and held by the Company in treasury, (iii) 29,418,909 shares of Common Stock are reserved for issuance upon exercise of outstanding Options, subject to the exercise of outstanding Options between the date hereof and the Closing Date and (iv) 4,517,029 shares of Common Stock are reserved for issuance under the Stock Purchase Plans. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of Common Stock may vote are issued or outstanding. All outstanding shares of Common Stock are duly authorized and validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other similar rights. Except as set forth above, and as set forth on Company Disclosure Schedule 5.3(a), there (A) are no shares of capital stock or other equity interests of the Company authorized, issued or outstanding, (B) are no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other equity interests of the Company or any Subsidiary of the Company, (C) is no option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, understanding or commitment of any character, relating to the issued or unissued capital stock or other equity interest of the Company or any Subsidiary of the Company, obligating the Company or any Subsidiary of the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in, the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares, or equity interests, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, commitment, arrangement or agreement and (D) is no outstanding contractual obligation of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity interest of the Company or any Subsidiary or Affiliate of the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person.

(b) There are outstanding Options to acquire an aggregate of 27,750,885 shares of Common Stock, subject to the exercise of outstanding Options between the date hereof and the Closing Date, with each such Option having the per share exercise price set forth on Company Disclosure Schedule 5.3(b). On the applicable grant date for each Option, the exercise price therefor was equal to, or in excess of, the then-fair market value per share of Common Stock.

(c) Each of the Company’s Subsidiaries is listed on Company Disclosure Schedule 5.3(c). The authorized capital stock and the issued and outstanding capital stock of each such Subsidiary is listed on Company Disclosure Schedule 5.3(c). Except as set forth on Company Disclosure Schedule 5.3(c), the Company directly or indirectly is the beneficial and record owner of all issued and outstanding capital stock of each such Subsidiary and such ownership is free and clear of all Liens. Each outstanding share of capital stock of each such Subsidiary has been duly and validly authorized and issued and is fully paid and nonassessable. No shares of capital stock of any such Subsidiary have been issued in violation of any preemptive or similar rights of any past or present stockholder of such Subsidiary. No shares of capital stock of any such Subsidiary are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating any such Subsidiary to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of such Subsidiary.

(d) Absence of Conflicts. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 5.3(d) or as set forth on Company Disclosure Schedule 5.3(d), (i) violate, conflict with, or result in any breach of, any of the terms, conditions or provisions of the Company’s certificate of incorporation or bylaws or its Subsidiaries’ respective certificates of incorporation and bylaws, (ii) except for Material Contracts set forth on Company Disclosure Schedule 5.8 with an asterisk, if any, require a Consent or violate or result in any violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or a loss of any benefits by the Company or any Subsidiary of the Company under, any of the terms, conditions or provisions of any Material Contract in existence as of the date of this Agreement, (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which or to which any portion of their respective properties or assets is bound or subject or (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company or any Subsidiary of the Company except, with respect to each of clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. No Consent, registration, declaration, or filing with, any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder, (B) the filing, if applicable or advisable, of a request for an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) and/or the filing of a pre-merger notification by the Company and Parent in accordance with Part IX of the Competition Act (Canada) and the expiration of the applicable waiting period thereunder, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (D) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect.

5.4 Financial Statements.

(a) The Company has delivered to Parent or otherwise made available to Parent in the electronic data room of the Company the following (collectively, the “Financial Statements”):

(i) the audited consolidated balance sheets of PFGI as of December 26, 2004 and December 25, 2005 and the audited consolidated statements of operations, cash flows and shareholder’s equity of PFGI for the fiscal year ended December 25, 2005 and for the period from August 1, 2004 to December 26, 2004 and November 25, 2003 to July 31, 2004 (including, in each case, the notes thereto), accompanied by the report thereon of PricewaterhouseCoopers LLP, independent registered public accounting firm (the “Audited Financial Statements”);

(ii) the unaudited interim consolidated balance sheet of PFGI dated September 24, 2006 (the “Latest Balance Sheet”) and the related unaudited interim consolidated statements of operations, cash flows and shareholder’s equity of PFGI for the nine-month period ended September 24, 2006 (collectively, the “Interim Statements”); and

(iii) the unaudited consolidated balance sheet of PFGI dated December 31, 2006 and the related unaudited consolidated statements of operations, cash flows and shareholder’s equity of PFGI for the fiscal year ended December 31, 2006 (the “2006 Unaudited Statements”), which are set forth on Company Disclosure Schedule 5.4(a).

(b) The Audited Financial Statements (in each case including the notes thereto) were prepared from the books and records of PFGI (which are accurate and complete in all material respects) and in accordance with GAAP. The Interim Statements and the 2006 Unaudited Statements were prepared in accordance with GAAP (except that such unaudited financial statements do not contain all footnotes required under GAAP and in the case of the Interim Statements are subject to normal year-end adjustments) and on a basis and using principles consistent with the preparation of the Audited Financial Statements. The Financial Statements fairly present, in all material respects, the assets and liabilities and results of operations of PFGI and its consolidated Subsidiaries as of the respective dates thereof and for the periods then ended. When delivered in accordance with Section 7.13(c), the 2006 Audited Statements shall conform in all material respects to the 2006 Unaudited Statements.

(c) Except as set forth on Company Disclosure Schedule 5.4(c), PFGI and its consolidated Subsidiaries do not have any liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations or contingencies that (i) have been incurred in the ordinary course of business consistent with past practice, (ii) have been incurred in connection with the transactions contemplated by this Agreement, (iii) are accrued or reserved against in the Latest Balance Sheet, (iv) any such liability which would not be required to be presented in unaudited interim financial statements prepared in conformity with GAAP or (v) are immaterial. The Company is a holding company and does not have any assets or liabilities of any kind except for shares of common stock of PFGI.

5.5 Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Other than as expressly contemplated by this Agreement or as described on Company Disclosure Schedule 5.5, during the period commencing as of the date of the Latest Balance Sheet and expiring as of the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and neither the Company nor any Subsidiary has:

(a) sold, leased, assigned, licensed, or transferred any material asset or right or any material portion of its assets or rights (other than dispositions of inventory in the ordinary course of business, dispositions of obsolete or worn out assets in the ordinary course of business, dispositions of assets which have been replaced with assets of equal or greater value and utility, and collection of receivables in the ordinary course of business);

(b) made any material deviation from any historical accounting principle, procedure or practice followed by the Company or any of its Subsidiaries or in the method of applying any such principle, procedure or practice;

(c) made any issuance, sale or disposition of capital stock or any other securities or grant of any options, warrants or other rights to subscribe for or purchase any capital stock or any other securities of the Company or any of its Subsidiaries;

(d) made or granted any bonus or any wage, salary or compensation increase other than in the ordinary course of business to any employee or independent contractor, except pursuant to the express terms of any written contract or agreement which is described on Company Disclosure Schedule 5.5 or Company Disclosure Schedule 5.8; or

(e) authorized any of, or committed, resolved or agreed to take any of, the foregoing actions, or any action that would be prohibited by Section 7.1 if taken while this Agreement were in effect.

5.6 Title to, Condition and Sufficiency of Assets.

(a) Company Disclosure Schedule 5.6(a) sets forth as of the date of this Agreement an accurate description in all material respects of all real property owned in fee by the Company or its Subsidiaries (“Owned Real Property”). Except as set forth on Company Disclosure Schedule 5.6(a) and in the real estate title reports for real estate owned by the Company and its Subsidiaries made available to Parent prior to the date hereof, the Company or a Subsidiary of the Company has good, valid and marketable, fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Encumbrances. The Company or a Subsidiary of the Company has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way, except where the failure to have such title would not, individually or in the aggregate, have a Material Adverse Effect. The material improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the

Company and each of its Subsidiaries operated thereon to be operated in the ordinary course as currently operated, except where the failure to have such access would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Company Disclosure Schedule 5.6(a), the material improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course as currently operated and as presently proposed to be operated. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened, which would preclude or materially impair the use of any Owned Real Property for the uses for which it is intended. The current use of the Owned Real Property by the Company and its Subsidiaries does not violate in any material respect any restrictive covenants of record affecting any of the Owned Real Property.

(b) Company Disclosure Schedule 5.6(b) sets forth a true and complete list of all real property leases and subleases to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, true and complete copies of which have been made available to Parent. Each lease set forth on Company Disclosure Schedule 5.6(b) is a valid and binding obligation of the Company or a Subsidiary of the Company, enforceable in accordance with its terms, and is in full force and effect. Except as otherwise set forth on Company Disclosure Schedule 5.6(b), neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, as of the date of this Agreement, no other party, is in default in any material respect under any lease or sublease set forth on Company Disclosure Schedule 5.6(b) or has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any such lease or sublease. The Company or one of its Subsidiaries has a good and valid leasehold interest in all real property leased pursuant to the leases and subleases set forth on Company Disclosure Schedule 5.6(b) and, except for Liens under the Credit Agreement, has not collaterally assigned, mortgaged, deeded in trust or granted any other lien in such leased real property or any interest therein. As of the date of this Agreement, no condemnation proceeding is pending or, to the Knowledge of the Company, threatened, which would preclude or materially impair the use of any such leased real property for the uses for which it is intended.

(c) The Company or its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases to, all the tangible properties and assets of the Company and its Subsidiaries (excluding Real Property) that are material to the conduct of the businesses of the Company and its Subsidiaries, with only such exceptions as constitute Permitted Encumbrances. Except as set forth on Company Disclosure Schedule 5.6(c), such tangible properties and assets of the Company and its Subsidiaries are sufficient for the continued conduct of the Company’s businesses in substantially the same manner as previously conducted, and as currently proposed to be conducted.

5.7 Taxes. Except as set forth on Company Disclosure Schedule 5.7:

(a) All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been filed when due. All such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid when due. All Taxes of the Company and its Subsidiaries not yet due have been accrued or reserved against in the Latest Balance

Sheet. All Tax withholding and deposit requirements imposed on or with respect to the Company and its Subsidiaries have been satisfied in full in all respects. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure to pay any Tax other than Permitted Encumbrances.

(b) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary thereof, as the case may be, by reason of Section 280G of the Code.

(c) Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return.

(d) No unpaid Tax assessment, deficiency or adjustment has been assessed against or with respect to the Company or any of its Subsidiaries by any Governmental Entity, and there are no currently pending audits or administrative or judicial proceedings with respect to Taxes of the Company or any of its Subsidiaries.

(e) Neither the Company nor any Subsidiary has ever been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, other than the group in which it currently is a member.

(f) Neither the Company nor any of its Subsidiaries will be required to include any amount of income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Governmental Entity with respect to any such taxable period. Neither the Company nor any of its Subsidiaries will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting or otherwise.

(g) No written claim has ever been made by any Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns that any such Person is or may be subject to Taxation by that jurisdiction and that has not been resolved.

(h) Neither the Company nor any of its Subsidiaries is party to or has any obligation under any Tax sharing, Tax indemnity, or Tax allocation agreement.

(i) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(j) Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local law).

(k) As of the date of the Latest Balance Sheet, the Company and its Subsidiaries were entitled to claim net operating loss carry-forwards for U.S. federal income tax purposes, which net operating loss carry-forwards will not be limited immediately prior to the Effective Time by Section 382, 383 or 384 of the Code or the regulations thereunder, except as set forth on Company Disclosure Schedule 5.7, in an aggregate amount of at least $816,000,000.

(l) None of the Subsidiaries of the Company owns any Common Stock.

(m) Neither the Company nor any U.S. Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

5.8 Contracts and Commitments. Company Disclosure Schedule 5.8 sets forth as of the date of this Agreement all Material Contracts to which either the Company or any of its Subsidiaries is a party or by which any of them or their assets or properties are otherwise bound. Neither the Company nor any of its Subsidiaries is in default in any material respect under any such Material Contract. Each such Material Contract is (a) a legal, valid and binding obligation of the Company or its Subsidiaries and, to the Knowledge of the Company, a legal, valid and binding obligation of each other party thereto, and (b) is in full force and effect. To the Knowledge of the Company, as of the date of this Agreement, each other party thereto, has performed in all respects all obligations required to be performed by it and is not in default under or in breach of, nor in receipt of any claim of default or breach under, any such Material Contract. There has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Subsidiary, except as set forth on Company Disclosure Schedule 5.8 and except for those defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

5.9 Proprietary Rights. Company Disclosure Schedule 5.9 sets forth all of the statutorily registered or issued Intellectual Property used by the Company and its Subsidiaries as of the date of this Agreement. All such registered Intellectual Property that is material is subsisting and unexpired and, to the Knowledge of the Company, is valid and enforceable. Except as set forth on Company Disclosure Schedule 5.9, the Company and its Subsidiaries own, or are licensed or otherwise have the right or license to use, free and clear of all Liens (other than Permitted Encumbrances), inventions that are the subject of the United States and foreign patents and applications thereto, processes, formulae, registered trademarks, trademarks, registered service marks, service marks, corporate names, business names, trade names, domain names, copyrights and copyrightable works, software and know-how (the “Intellectual Property”) used by the Company and its Subsidiaries in their respective businesses as of the date of this Agreement, except where the failure to so own, license or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Company Disclosure Schedule 5.9, (a) the use of the Intellectual Property by the Company and its Subsidiaries does not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any other person and the Company has not received any demand, claim or notice from any person with respect to the Intellectual Property which challenges the validity of any Intellectual Property, (b) to the Company’s Knowledge, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of the Company or any of its

Subsidiaries, (c) no trademark or service mark owned, or to the Company’s knowledge licensed, by the Company or its Subsidiaries is involved in the United States or Canada in any opposition, cancellation or equivalent proceeding, and to the Company’s Knowledge, no such action has been threatened, (d) no patent owned by the Company is involved in the United States or Canada in any interference, reissue, reexamination or equivalent proceeding and (e) as of the date of this Agreement, the Company has not granted a license to any person to use any Intellectual Property other than licenses granted in the ordinary course of business or under any agreement set forth on Company Disclosure Schedule 5.9. The Company has taken reasonable actions to protect and maintain its material Intellectual Property.

5.10 Litigation; Proceedings. Except as set forth on Company Disclosure Schedule 5.10, as of the date of this Agreement, there is (a) no claim, action, suit, inquiry, proceeding, complaint, charge, hearing, grievance or arbitration pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, whether at law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Entity, nor are there any investigations relating to the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened by or before any arbitrator or any Governmental Entity, except, in either case, such claims, actions, suits, inquiries, proceedings, complaints, charges, hearings, grievances, arbitrations or investigations that, if resolved adversely to the Company or such Subsidiary, would not, individually or in the aggregate, have a Material Adverse Effect, and (b) no judgment, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Entity or arbitrator with respect to or involving the Company or any of its Subsidiaries.

5.11 Employee Benefit Plans. Except as set forth on Company Disclosure Schedule 5.11, neither the Company nor any of its Subsidiaries has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to), and none of the current or former employees, officers, directors or independent contractors of the Company or its Subsidiaries, in such capacity, participate in (or are currently or potentially entitled to any amount or benefit under) (a) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA), (b) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for current employees or current or future retired or former employees (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law), (c) any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated, (d) any employee plan which is “defined contribution plan” (as that term is defined in Section 3(34) of ERISA), whether or not terminated, or (e) any bonus, incentive, deferred compensation, severance, stock option, stock appreciation right, stock purchase, or other equity compensation, change in control, employment, fringe benefit, or other program, plan or agreement, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA). All such programs, plans and agreements shall be referred to herein collectively as the “Employee Benefit Plans.” Except as set forth on Company Disclosure Schedule 5.11, all Employee Benefit Plans (and related trusts and insurance contracts) were established in accordance with and have materially complied in form and in operation with their terms and the applicable requirements of ERISA, the Code and other applicable laws, including the requirements of Section 4980B of the Code. Except as set forth on Company Disclosure Schedule 5.11, since November 25, 2003, with respect to each Employee Benefit Plan, all contributions, premiums or payments which are due have been paid to such Plan. Except as set forth on Company Disclosure Schedule 5.11, there is no accumulated funding deficiency within the meaning of ERISA or the Code in connection with any defined benefit plan, no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for any Employee Benefit Plans, and no reportable event, as defined in ERISA, has occurred in connection with the Employee Benefit Plans. Neither the Company nor any of its Subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation (other than for premiums not yet payable), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of any controlled group of companies (as defined in Section 414 of the Code) that includes the Company or any Subsidiary thereof that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any member of the Controlled Group of incurring such a liability. No material action, suit, proceeding or investigation with respect to the Employee Benefit Plans (other than routine claims for benefits) is pending. Except as set forth on Company Disclosure Schedule 5.11 or as required by the terms of this Agreement (or Applicable Law), the Company has no commitment, whether formal or informal, to create any additional Employee Benefit Plan, to modify or terminate any Employee Benefit Plan, or to maintain any Employee Benefit Plan for any period of time. Except as provided in Section 2.2 or Section 2.3 or as set forth on Company Disclosure Schedule 5.8 or Company Disclosure Schedule 5.11, the execution of, and consummation of the transactions contemplated by, this Agreement will not (either done alone or in conjunction with any other action by the Company prior to the Closing) (i) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker, or leased employee (or any dependents, spouses or beneficiaries thereof) of the Company or its Subsidiaries to severance pay or any increase in severance pay or any other similar payment, (ii) accelerate the time of payment or vesting, or result in the payment or funding (through a grantor trust or otherwise) of compensation or benefits, or increase the amount of compensation due to such individual or (iii) limit or restrict the right of the Company and its Subsidiaries to merge, amend or terminate any of the Employee Benefit Plans. Each Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as set forth on Company Disclosure Schedule 5.11, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law. Except as set forth on Company Disclosure Schedule 5.11, with respect to each of the Employee Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Employee Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Employee Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports. With respect to each Employee Benefit Plan, the Seller has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to employees, officers or directors concerning the extent of the benefits provided under an Employee Benefit Plan; and (iv) for the three most recent years, (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

5.12 Compliance with Laws. Except as set forth on Company Disclosure Schedule 5.12, each of the Company and its Subsidiaries (a) has complied with, is in compliance with and has operated its business and maintained its assets in compliance with, all Applicable Laws except to the extent that any noncompliance would not, individually or in the aggregate, have a Material Adverse Effect and (b) holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities used or necessary for the lawful conduct of its respective business as presently conducted (the “Company Permits”) except where the failure to hold any such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. Such Company Permits are valid and in full force and effect, except for those the failure of which to be valid and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Company Disclosure Schedule 5.12, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Company Disclosure Schedule 5.12, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened which, if resolved adversely against the Company or any of its Subsidiaries, would have a Material Adverse Effect. Notwithstanding the foregoing, the representation and warranty contained in this Section 5.12 will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, the category of which is the subject of another representation or warranty set forth in this Article V, whether or not the existence of such liability would constitute a breach or inaccuracy of such representation or warranty. (By way of example, as to the foregoing sentence, environmental matters are addressed in the representations and warranties in Section 5.13 and therefore all environmental matters (regardless of whether such environmental matters are covered by the representations and warranties in Section 5.13) is considered a “category” for the purposes of the foregoing sentence.)

5.13 Environmental Matters. Except as set forth on Company Disclosure Schedule 5.13:

(a) Since November 25, 2003, and, to the Company’s Knowledge, at any prior time, the Company and its Subsidiaries have materially complied and are in material compliance with all applicable Environmental and Safety Requirements.

(b) The Company and its Subsidiaries have obtained and are in material compliance with all Company Permits that are required pursuant to applicable Environmental and Safety Requirements for the occupation of their facilities and the operation of their business as currently operated, and have no reason to believe that, in connection with the transactions contemplated by this Agreement or otherwise, any such Company Permits will be revoked or adversely modified, or will not be renewed in the ordinary course of business.

(c) Since November 25, 2003, and, to the Company’s Knowledge, at any prior time, neither the Company nor any of its Subsidiaries has received any claim, complaint, citation, report or other written notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under applicable Environmental and Safety Requirements or relating to Hazardous Materials.

(d) (i) Since November 25, 2003, neither the Company nor any of its Subsidiaries has stored, disposed, transported, handled or released Hazardous Materials, at any facility or property owned or operated by the Company or any of its Subsidiaries or at any other location, and (ii) to the Company’s Knowledge Hazardous Materials have not otherwise been stored, disposed, transported, handled or released, at any facility or property owned or operated by the Company or any of its Subsidiaries or at any other location, in either case (i) or (ii), in a manner that could reasonably be expected to give rise to material liability of the Company, any of its Subsidiaries or the Surviving Corporation or result in material costs to or otherwise materially affect any of them.

(e) Neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liability or other obligation under any Environmental and Safety Requirements or concerning any Hazardous Materials that could reasonably be expected to materially affect the Company, any of its Subsidiaries, or the Surviving Corporation.

(f) The Company has made available to Parent true copies of all Environmental Reports containing material information to the extent such Environmental Reports are in the possession or control of the Company or any of its Subsidiaries.

5.14 FDA/USDA/FTC Product Matters.

(a) Except as set forth on Company Disclosure Schedule 5.14(a), since November 25, 2003, to the Company’s Knowledge, each of the Company and its Subsidiaries has complied in all material respects with all applicable FDA, USDA and FTC Applicable Laws, and no claim has been filed against the Company or any of its Subsidiaries since November 25, 2003 alleging a violation of any such FDA, USDA or FTC Legal Requirement.

(b) Except as set forth on Company Disclosure Schedule 5.14(b), since November 25, 2003, there have been no recalls or withdrawals of products produced or sold by the Company or any of its Subsidiaries or any USDA Notices of Warning or Withholding, Suspension or Withdrawal of Inspection, seizure, criminal referral, or other similar federal, state or private enforcement actions with respect to such products and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in such actions.

5.15 Employees.

(a) Except as set forth on Company Disclosure Schedule 5.15, (i) since November 25, 2003, each of the Company and its Subsidiaries has complied in all material respects with all Applicable Laws relating to the employment of personnel and labor, including provisions thereof relating to wages and hours, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of social security and other taxes, and neither the Company nor any of its Subsidiaries is a party to any consent decree or has been issued any citation by any Governmental Entities relating to employees or employment practices, and (b) neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has any such action or program been planned or announced for the future.

(b) Except as set forth on Company Disclosure Schedule 5.15, (i) neither the Company nor any of its Subsidiaries has agreed to recognize any labor union, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries a party to or bound by any collective bargaining agreement, (ii) since November 25, 2003, neither the Company nor any of its Subsidiaries has experienced any strike, slowdown, work stoppage, lockout, unfair labor practice complaint or other material employee or labor dispute and (iii) there is no organizational effort presently being made, or to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to any employees of the Company or any of its Subsidiaries.

5.16 SEC Documents; Regulatory Reports. The Company and its Subsidiaries have filed all required reports, schedules, registration statements and other documents (“SEC Documents”) with the Securities and Exchange Commission (the “SEC”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of such filing), the SEC Documents complied (or, if filed after the date hereof, will comply) in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents when filed contained (or, if filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, if filed after the date hereof, will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries included in the SEC Documents complied (or, if filed after the date hereof, will comply), as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

5.17 Sarbanes Oxley. The Company and its Subsidiaries are in compliance with the applicable provisions of the Sarbanes-Oxley Act.

5.18 Brokers. Other than the Advisor Fees and amounts payable to Lehman Brothers Inc., no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent or otherwise made available to Parent in the electronic data room of the Company a true and complete copy of its agreement with Lehman Brothers Inc. and the agreements described on Company Disclosure Schedule 7.5.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND FINANCE SUB

Except as set forth on Parent’s Disclosure Schedule (each reference contained herein to Parent’s Disclosure Schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains an express reference to Parent’s Disclosure Schedule) to the extent a matter in Parent’s Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face), Parent, Buyer and Finance Sub jointly and severally represent and warrant to the Company, as of the date hereof, as follows:

6.1 Organization and Power. Each of Parent, Buyer and Finance Sub is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has all requisite power and authority to carry on its business as now being conducted and as presently proposed to be conducted by it. Each of Parent, Buyer and Finance Sub is duly qualified or licensed to transact business as a foreign limited liability company or corporation, as applicable, and is in good standing in each of those jurisdictions in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, materially adversely affect the ability of Parent, Buyer or Finance Sub to timely consummate any of the transactions contemplated hereby or perform their obligations hereunder. Parent has delivered or otherwise made available to the Company or its representatives complete and correct copies of its certificate of formation and limited liability company agreement, as amended and in effect.

6.2 Authorization of Transaction. Each of Parent, Buyer and Finance Sub has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. No other proceedings or actions on the part of any of Parent, Buyer or Finance Sub are necessary to approve and authorize Parent’s, Buyer’s or Finance Sub’s execution and delivery of this Agreement or any other Transaction Documents to which it is or will be a party or the performance of their respective obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which any of Parent, Buyer or Finance Sub is or will be a party will when executed constitute, a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

6.3 Absence of Conflicts. The execution, delivery and performance by Parent, Buyer and Finance Sub of the Transaction Documents to which any of them are a party do not, and the consummation of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 6.3, (a) violate, conflict with, or result in any breach of, any of the terms, conditions or provisions of Parent’s, Buyer’s or Finance Sub’s certificate of formation, limited liability company agreement, certificates of incorporation or bylaws, as applicable, (b) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to Parent, Buyer or Finance Sub or by which or to which any portion of their respective properties or assets is bound or subject,(c) violate, conflict with, or result in any violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or a loss of any benefits by Parent, Buyer or Finance Sub under any of the terms, conditions or provisions of any material agreement, or (d) result in the creation or imposition of any Lien upon any properties or assets of Parent, Buyer or Finance Sub, which would, in each case, materially adversely affect the ability of Parent, Buyer or Finance Sub to timely consummate the Merger or any of the other transactions contemplated hereby. No consent, registration, declaration, or filing with, any Governmental Entity or any other person is required by Parent, Buyer or Finance Sub in connection with the execution, delivery and performance by Parent, Buyer or Finance Sub of this Agreement and the other Transaction Documents to which any of them are a party or the consummation by Parent, Buyer or Finance Sub of the transactions contemplated hereby or thereby, except for (i) the filings under the HSR Act and the expiration of the applicable waiting period thereunder, (ii) the filings under the Competition Act (Canada) referred to in Section 5.3(d) and the expiration of the applicable waiting period thereunder, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the filing of a notice pursuant to the Investment Canada Act and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not, individually or in the aggregate, materially adversely affect the ability of Parent, Buyer or Finance Sub to timely consummate the Merger or any of the other transactions contemplated hereby.

6.4 Litigation. As of the date of this Agreement, there are no actions, suits, proceedings, orders or investigations pending (or, to Parent’s Knowledge, threatened) against or affecting Parent, Buyer or Finance Sub at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Parent’s, Buyer’s or Finance Sub’s performance under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.5 Solvency. Assuming the representations and warranties of the Company contained in this Agreement are true in all respects, at and immediately after the Effective Time, and after giving effect to the Merger, the Subsidiary Merger and the other transactions contemplated herein, each of the Surviving Corporation and the Subsidiary Surviving Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business and (c) will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

6.6 Financing. Parent has delivered to the Company (a) a true and complete copy of the commitment letter (as the same may be amended in accordance with Section 7.14(a)), dated as of the date hereof, between Parent and Lehman Commercial Paper Inc., Lehman Brothers

Commercial Bank and Lehman Brothers Inc. (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided to Finance Sub the debt amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (b) a true and complete copy of the equity commitment letter, dated as of the date hereof, between Parent and the Guarantor (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Guarantor has committed, subject to the terms and conditions set forth therein, to invest in Parent the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated except as permitted by Section 7.14(a) and, as of the date of this Agreement, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. After giving effect to the amounts expected to be funded under the Financing Commitments, and assuming compliance by the Company with its obligations hereunder, Parent, Buyer and Finance Sub will have at the Closing immediately available funds sufficient to make the payments contemplated by Section 3.3(a).

6.7 Brokers. No broker, finder, financial advisor, investment banker or other Person (other than Centerview Partners, the fees and expenses of which will be paid by Parent if the Merger is not consummated) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Buyer or Finance Sub.

ARTICLE VII

COVENANTS

7.1 Conduct of Business. Except as expressly contemplated by or otherwise permitted under this Agreement or in Company Disclosure Schedule 7.1 or to the extent that Parent shall otherwise consent in writing (which consent will not be unreasonably withheld), from and after the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and (ii) use its reasonable best efforts (A) to preserve substantially intact the Company’s and each of its Subsidiaries’ present business organization, (B) preserve its present relationships with employees, agents, independent contractors, creditors, business partners, customers, suppliers and others having business dealings with it and (C) to maintain the material tangible assets of the Company and each of its Subsidiaries in their current physical condition, except for ordinary wear and tear. Without limiting the generality of the foregoing and in furtherance thereof, except as expressly contemplated by or otherwise permitted under this Agreement or in Company Disclosure Schedule 7.1 or to the extent that Parent shall otherwise consent in writing (which consent will not be unreasonably withheld), from and after the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall not, and shall not permit any of its Subsidiaries to:

(a) except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practice, materially modify, materially amend, terminate or fail to use its reasonable best efforts to renew any Material Contract, or waive, release or assign any material rights or material claims thereunder;

(b) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) except as otherwise specifically provided in this Agreement, make or offer to make any change in the compensation payable or to become payable to any of its current or former officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors in the ordinary course of business consistent with past practice) or to persons providing management services, or enter into, adopt, amend or terminate any employment, severance, consulting, termination, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, vacation, deferred compensation or other agreement or Employee Benefit Plan or make any loans to any of its current or former officers, directors, employees, Affiliates, agents or consultants (other than as required to comply with changes in Applicable Law) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an Employee Benefit Plan or otherwise;

(d) voluntarily mortgage, pledge, subject to any material Lien, other than Permitted Encumbrances, any of its material assets;

(e) except in connection with day-to-day operations of its businesses in the ordinary course, make or offer to make any acquisition, by means of a merger, joint venture or otherwise, of any business, assets or securities or sell, lease, encumber or otherwise dispose of assets or securities, other than the disposition of obsolete inventory for immaterial amounts;

(f) except as set forth in the capital budgets previously provided to Parent, make or authorize any capital expenditure in excess of $5 million in the aggregate;

(g) enter into any agreement or arrangement with any Affiliate;

(h) (i) except as otherwise specifically contemplated by this Agreement or (ii) pursuant to the terms of the Employee Benefit Plans or other agreement in effect as of the date of this Agreement (and disclosed in Company Disclosure Schedule 5.11): (A) pay any pension, retirement allowance or other employee benefit to any current or former officer, director, employee of the Company or any of its Subsidiaries, (B) pay, offer to pay or agree to pay or make any arrangement for payment to any current or former officers, directors or employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice) or (C) pay, grant, issue or accelerate salary, bonus or other payments or benefits pursuant to any Employee Benefit Plan, or any employment or consulting agreement with or for the benefit of any current or former director, officer, employee, agent or consultant, whether past or present;

(i) transfer or grant any rights or licenses under (or enter into any settlement regarding the breach or infringement of, any United States or foreign license of) any Intellectual Property, or modify any existing rights with respect thereto or enter into any licensing or similar agreements or arrangements, except in the ordinary course of business consistent with past practice;

(j) except as required by GAAP, change any of the accounting principles or practices used by the Company or any of its Subsidiaries;

(k) change any of its practices, policies, procedures or timing of the collection of accounts receivable, billing of its customers, pricing and payment terms, cash collections, cash payments, or terms with vendors;

(l) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice;

(m) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) adjust, split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except as provided in the Equity Plans, in the case of an employee whose employment has terminated, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any of such shares or other securities;

(n) except for the issuance of shares of capital stock of the Company issuable upon the exercise of any Options outstanding on the date of this Agreement or as required by the terms of any contracts or agreements between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement (and disclosed on Company Disclosure Schedule 5.11), issue, sell, pledge, dispose of, encumber or grant rights with respect to (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (except for the issuance of certificates in replacement of lost certificates);

(o) change or amend its charter documents or bylaws;

(p) except under the Credit Agreement in the ordinary course of business consistent with past practice, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any person (other than among the Company and its Subsidiaries and among such Subsidiaries, and other than advances of less than $10,000 to officers, directors and employees in the ordinary course of business consistent with past practice);

(q) make any settlement of or compromise any material Tax liability, change in any material respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting, file any amended Tax Return, enter into any closing agreement relating to Taxes, or agree to an extension of the period of limitations for the assessment or payment of any Tax;

(r) effectuate a “plant closing” or mass layoff as those terms are defined in the WARN Act or any similar state or local statute, rule or regulation, affecting in whole or in part any site of employment, facility, operating unit or employee; or

(s) authorize any of, or commit or agree to take any of, the foregoing actions.

Notwithstanding the disclosure set forth on Company Disclosure Schedule 7.1 of the proposed implementation of the “2007 Pinnacle Foods Corporation Bonus Plan”, (i) in connection with the implementation of such plan the Company shall consult with and afford Parent a reasonable opportunity to have input on the structure and nature of such plan and (ii) such plan shall not provide for aggregate bonuses in excess of $10,100,000 without Parent’s prior consent (which consent will not be unreasonably withheld).

7.2 Information. From and after the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Affiliates and each of their respective representatives (including accountants, consultants, counsel and representatives of financing sources) access, in each case, during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries, to all properties, books, records (including Tax Returns of the Company and each of its Subsidiaries), and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Parent, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such members of management, officers, directors, counsel and accountants for the Company as Parent and its representatives may reasonably request and the Company shall cause such members of management, officers, directors, counsel and accountants to reasonably cooperate with Parent and its representatives in connection therewith. Notwithstanding the foregoing provisions of this Section 7.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of Parent’s representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing contract or agreement (it being understood that the Company shall use its reasonable best efforts to provide any such information in a manner that does not result in a violation of such privilege or prohibition, including by requesting consents or entering into joint defense agreements). All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.

7.3 Consents. After the date hereof and prior to the Closing, the Company shall use its reasonable best efforts, but excluding making any expenditures or payments to any third party, to obtain the Consent, in form and substance reasonably satisfactory to Parent, from any party to a Material Contract that is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, and transactions contemplated by the Transaction Documents.

7.4 Notification of Certain Matters. The Company shall give prompt written notice to Parent of: (a) the occurrence, or failure to occur, of any event of which it has Knowledge that would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement or in any other Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time, (b) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, (c) any written notice or other written communication from any person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement and (d) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

7.5 Affiliate Agreements. At or prior to the Closing, but after the payment of the Advisor Fees as a part of the Transaction Costs as contemplated by Section 3.3(a)(v) of this Agreement, the Company shall take such action as may be necessary to cause any agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), on the other hand, to be terminated and all payments thereunder to be made prior to the Closing and for the parties thereto to release and waive any and all claims that any of them may have under such agreements as of the Closing; provided that such termination and release shall be effected in a manner so that all indemnification obligations of the Company and its Subsidiaries under the agreements described in Company Disclosure Schedule 7.5 shall survive such termination and release; and provided, further, that this Section 7.5 shall not apply to any Employee Benefit Plan for, or any employment agreement with, any Covered Employee who is an Affiliate or any Notes beneficially owned by any Affiliate.

7.6 Notification of Certain Matters. Parent, Buyer and Finance Sub shall give to the Company prompt written notice of: (a) the occurrence, or failure to occur, of any event of which any of them has Knowledge that would be reasonably likely to cause any representation or warranty of Parent, Buyer or Finance Sub contained in this Agreement or in any other Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time, (b) the failure of Parent, Buyer or Finance Sub to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, (c) any written notice or other written communication from any person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement and (d) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

7.7 Employee Matters.

(a) Except for those persons whose terms of employment are governed by one of the employment agreements described on Company Disclosure Schedule 7.7, Parent shall take such action as may be necessary so that on and after the Effective Time and at all times prior to the first anniversary of the Closing Date, officers and employees of the Surviving Corporation and its Subsidiaries whose employment is not covered by any collective bargaining agreement who are in the employ of the Company or its Subsidiaries immediately prior to the Closing (“Covered Employees”) are provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and fringe benefits which, in the aggregate, are not materially less favorable than those made available by the Company and its Subsidiaries to such officers and employees immediately prior to the Closing. For purposes of eligibility to participate and vesting in all benefits provided by Parent, Subsidiaries or the Surviving Corporation, the Covered Employees will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with Parent and its Subsidiaries and prior employers is taken into account under the plans of Parent and its Subsidiaries. The eligibility of Covered Employees to participate in any welfare benefit plan or program of Parent, the Surviving Corporation and its Subsidiaries shall not be subject to any exclusions or limitations for any pre-existing conditions except to the extent such individual was or would have been subject to such exclusion under similar benefit plans and programs of the Company and its Subsidiaries. Nothing contained in this Section 7.7(a) shall create any rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company, its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

(b) Subject to the other provisions set forth in this Section 7.7, after the Closing and subject to Applicable Law and the terms of any Employee Benefit Plan, Parent and the Surviving Corporation may amend, modify or terminate any Employee Benefit Plan in existence prior to the Closing. After the Closing, the Surviving Corporation and each of its respective Subsidiaries are and shall remain liable for, and the Surviving Corporation and each of its respective Subsidiaries shall be responsible for and shall promptly discharge, all liabilities, duties and claims (to or by any of the Company’s or its Subsidiaries’ employees or former employees, any beneficiary under any Employee Benefit Plan, any Governmental Entity or otherwise) arising out of or relating to the employment relationship between the Company or any of its Subsidiaries and their respective employees and former employees, including liabilities, duties and claims (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits and other fringe benefits under any Employee Benefit Plan disclosed in Company Disclosure Schedule 5.11, (ii) relating to continuation health coverage pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, (iii) for unemployment and workers’ compensation or similar benefits and (iv) to file any and all annual reports, filings or notices that may be required to be filed with Governmental Entities or provided to participants and beneficiaries after the Closing.

(c) After the Closing, Parent and the Surviving Corporation and each of their respective Subsidiaries hereby agree to indemnify each of the Shareholders and their respective officers, directors, employees, consultants, stockholders and Affiliates for, and to hold each of them harmless from and against, all damages, losses, claims, liabilities, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of them may suffer by reason of or in connection with any claim, proceeding or suit brought against any of them under the WARN Act, or any similar state law, which relate to actions taken by Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates at, or at any time after, the Closing (including any discharge or constructive discharge of any the employees of the Company or any its Subsidiaries with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries).

(d) Prior to the Closing the Company and the Company’s Board of Directors shall take all actions necessary to consummate the transactions contemplated by Sections 2.2 and 2.3 of this Agreement, notwithstanding anything to the contrary in any Equity Plan or stock option agreement of the Company and including taking action to amend any such Equity Plan or stock option agreement.

(e) The Company may, at its sole discretion, (i) seek shareholder approval that satisfies the requirements of Q-7 of the regulations under Section 280G of the Code (“Section 280G”), including seeking the waiver by all persons who are “disqualified individuals” within the meaning of Section 280G of all payments and benefits in the nature of compensation that would, but for such waiver and approval be treated as “parachute payments” under Section 280G (either alone or in conjunction with any other event), including, to the extent applicable, any such payments, benefits or accelerated vesting with respect to Stock Options or employment agreements and any other arrangements (collectively, the “Compensatory Arrangements”); and (ii) make disclosure of the Compensatory Arrangements that satisfies the requirements of Q-7 of the regulations under Section 280G to all shareholders of the Company entitled to vote under Section 280G.

7.8 Access to Information. Parent shall (and shall cause the Surviving Corporation to) hold all the books and records of the Company and each Subsidiary existing on the Closing Date and not to destroy or dispose of any such books or records for a period of five (5) years from the Closing, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least ninety (90) days prior to such destruction or disposal to surrender them to the Shareholders Agent. During that five year period, Parent shall (and shall cause the Surviving Corporation and each of its Subsidiaries to), during normal business hours, a upon reasonable notice, make available and provide the Shareholders Agent and its representatives (including counsel and independent auditors) with access to the facilities and properties of the Surviving Corporation and each of its Subsidiaries and to all information, files, documents and records (written and computer) that are not otherwise protected by legal privilege relating to the Surviving Corporation and its Subsidiaries or any of their businesses or operations for any and all periods prior to or including the Closing Date that they may require with respect to any reasonable business purpose (including, without limitation, any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any person, and shall (and shall cause the Surviving Corporation and each of its Subsidiaries to) cooperate fully with the Shareholders Agent and its representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of the Shareholders Agent, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of the Surviving Corporation and each of its Subsidiaries available to the Shareholders Agent and its respective representatives (including counsel and independent auditors), with regard to any reasonable business purpose.

7.9 Solvency Letter. To the extent that a third-party “solvency letter” is delivered to any person providing debt financing for the Merger and the other Transactions contemplated by this Agreement and the other Transaction Documents, Parent, at the Closing, shall cause a counterpart of such solvency letter to be delivered to the Company and the Company’s Board of Directors in such form and manner as may be required in order that such persons shall be entitled to rely upon such solvency letter as if such solvency letter were expressly addressed to such persons.

7.10 Indemnification of Officers, Directors, Employees and Agents.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify (which shall include the mandatory advancement of expenses subject to Section 7.10(c) below), defend and hold harmless each person who is now, or has been at any time or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries (the “Indemnified Company Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), fines, liabilities or judgments or amounts that are paid in settlement with the prior written approval of Parent or the Surviving Corporation (which approval shall not be unreasonably withheld), arising out of or relating to acts or omissions by them in their capacities as such, which acts or omissions occurred at or prior to the Effective Time, in each case to the fullest extent permitted under the DGCL and the terms of the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement. In determining whether an Indemnified Company Party is entitled to indemnification under this Section 7.10(a), if requested by such Indemnified Company Party, such determination shall be made by special, independent counsel selected by the Surviving Corporation and approved by the Indemnified Company Party (which approval shall not be unreasonably withheld) and who has not otherwise performed services for the Surviving Corporation or its Affiliates within the last three years (other than in connection with such matters).

(b) Parent and the Surviving Corporation shall not amend the certificate of incorporation or bylaws of the Surviving Corporation to modify the indemnification or exculpation provisions therein in a manner inconsistent with this Section 7.10 or otherwise adverse to the Indemnified Company Parties.

(c) Parent and the Surviving Corporation shall indemnify any Indemnified Company Party against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 7.10(a), relating to the enforcement of such Indemnified Company Party’s rights under this Section 7.10 or under the documents referred to in this Section 7.10; provided, that such advancement shall be made only upon delivery to Parent or the Surviving Corporation of an undertaking, by or on behalf of such Indemnified Company Party, to repay all amounts so advanced if it shall be ultimately determined by a final judicial decision from which there is no further right to appeal that such Indemnified Company Party is not entitled to be indemnified for such costs and expenses.

(d) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefore policies with one or more reputable unaffiliated third-party insurers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by the Company for such insurance (the “Current Premium”), and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. In lieu of such coverage, prior to the Closing, the Company may substitute a prepaid “tail” policy for such coverage, which it obtains at the Closing; provided that the costs of such shall be disregarded (including by means of increasing the amount of the Net Working Capital by the amount of the costs thereof if paid prior to the Closing) in determining Net Working Capital.

(e) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.10.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.10 is not prior to or in substitution for any such claims under such policies.

(g) The provisions of this Section 7.10 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Persons identified in Section 7.10(a), their heirs and their personal representatives and shall be binding on all successors and assigns of Parent, Buyer, the Company and the Surviving Corporation and may not be terminated or amended in any manner adverse to such Persons without their prior written consent.

7.11 Notification of Breach. If Parent, Buyer or Finance Sub obtains Knowledge of a breach by the Company of a representation, warranty, covenant or agreement made by the Company contained in this Agreement, Parent shall promptly notify the Company of such breach; provided that such notification shall not result in the waiver by Parent, Buyer or Finance Sub of any of their respective rights or remedies under this Agreement.

7.12 Governmental Consents. Promptly following the execution of this Agreement, but in no event later than seven Business Days following the date of this Agreement, the parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents. Promptly following the execution of this Agreement, the Company and Parent shall promptly proceed to prepare and file with the appropriate Governmental Entities including the Commissioner of Competition (Canada) appointed under the Competition Act (Canada) such additional requests, reports or notifications as may be required or, in the opinion of Parent or the Company, advisable, in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary or, in the opinion of Parent or the Company, advisable, under the HSR Act and the Competition Act (Canada). Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or the Commissioner of Competition (Canada). In the event a suit is threatened or instituted challenging the Merger as violative of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended or any other federal, state or foreign law or regulation or decree or an order made pursuant to the Competition Act designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), Parent shall take all action as may be required to avoid the filing of; or resist or resolve such suit. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. In addition, Parent shall take all action as may be required by any federal or state court of the United States or any court or tribunal in Canada, in any suit brought by any Governmental Entity or any other person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any permanent injunction or other permanent order which has the effect of preventing the consummation of the Merger prior to the Termination Date, and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, Parent shall promptly take any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.

7.13 Reasonable Efforts; Further Assurances.

(a) Subject to Section 7.12 which shall govern the subject matter thereof, prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, Parent, Buyer, Finance Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Merger and make effective the Merger and the other transactions contemplated hereby as promptly as practicable. In addition, no Party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, Buyer and Finance Sub, any deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company, Buyer or Finance Sub, any other actions and things to vest, prefect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

(c) The Company shall use its reasonable best efforts to make available to Parent as promptly as practicable following the date hereof copies of the audited consolidated balance sheets of PFGI as of December 31, 2006 and the audited consolidated statements of operations, cash flows and shareholder’s equity of PFGI for the fiscal year ended December 31, 2006 (including the notes thereto) (collectively, “2006 Audited Statements”), accompanied by the report thereon of PricewaterhouseCoopers LLP, independent registered public accounting firm.

(d) The Company shall use its reasonable best efforts to prepare and deliver to Parent as promptly as practicable following the date hereof copies of the audited consolidated balance sheets of the Company as of December 26, 2004, December 25, 2005 and December 31, 2006 and the audited consolidated statements of operations, cash flows and shareholder’s equity of the Company for the fiscal years ended December 26, 2004, December 25, 2005 and December 31, 2006, and for each of the interim periods from August 1, 2004 to December 26, 2004 and November 25, 2003 to July 31, 2004 (including, in each case, the notes thereto), in each case accompanied by the report thereon of PricewaterhouseCoopers LLP, independent registered public accounting firm (such financial statements, the “Holding Corp. Financial Statements”).

7.14 Financing.

(a) Parent, Buyer and Finance Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Financing Commitment (provided that Parent, Buyer and Finance Sub may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent, Buyer or Finance Sub to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, subject to the foregoing replacement and amendment rights, (ii) satisfy on a timely basis all conditions applicable to Parent, Buyer and Finance Sub to obtaining the Debt Financing set forth in the Debt Financing Commitment that are within their control (including by consummating the financing pursuant to the terms of the Equity Financing Commitments and by assisting in the syndication or marketing of the financing contemplated by the Debt Financing Commitment), and (b) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitment or on other terms reasonably acceptable to Parent that would not adversely impact in any material respect the ability of Parent, Buyer or Finance Sub to consummate the transactions contemplated hereby. In addition, but not in limitation to the foregoing, if the funding of the Senior Notes or the Senior Subordinated Notes as contemplated by the Debt Financing Commitment has not been obtained prior to the last day of the Marketing Period, Parent, Buyer and Finance Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Debt Financing in the form of the Bridge Loans and the Senior Facilities as contemplated by the Debt Financing Commitments. Without limiting Parent’s, Buyer’s and Finance Sub’s obligations under this Section 7.14, if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent, Buyer and Finance Sub shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent, Buyer and Finance Sub in an amount at least equal to such portion or, when combined with the Equity Commitments and cash on hand at the Company, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the Termination Date. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments of which Parent, Buyer or Finance Sub becomes aware, or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing.

(b) Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent, Buyer and Finance Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent, Buyer and Finance Sub all cooperation reasonably requested by Parent that is reasonably necessary or customary in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including (i) assisting in the negotiation of definitive documentation, (ii) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents, (iv) furnishing Parent, Buyer and Finance Sub as promptly as reasonably practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing and customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act to consummate the offering by Buyer of Senior Notes and the Senior Subordinated Notes contemplated by the Debt Financings Commitment at the time during the Company’s fiscal year such offering will be made as soon as such financial and other information becomes available, including all financial statements and financial data in respect of the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act, including audits thereof to the extent so required (which audits shall be unqualified) (all such information in this clause (iv), the “Required Information”, provided that, the Holding Corp. Financial Statements shall not be deemed to be Required Financial Information if all other “Required Information” is then available), (v) assisting Parent in procuring accountants’ comfort letters and consents, legal opinions of counsel to Parent, Buyer or Finance Sub, surveys and title insurance and other customary documentation required by the Debt Financing Commitment, in each case as reasonably requested by Parent and (vi) assisting Parent in procuring the execution and delivery, as of the Effective Time, by the officers of the Surviving Corporation and its Subsidiaries of any customary pledge and security documents, other definitive financing documents, or other certificates, determination of the Net Working Capital, legal opinions of counsel to Parent, Buyer or Finance Sub or documents as may be reasonably requested by Parent; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense in connection with the Debt Financing (other than fees and expenses of its accountants and attorneys) and; provided, further, that (A) none of the Company nor any of its Subsidiaries shall be required to incur any liability (other than the fees and expenses of its accountants and attorneys) in connection with the Financing prior to the Effective Time, (B) the pre-Closing Board of Directors and officers of the Company and the pre-Closing directors and officers of Subsidiaries of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (C) none of the Company nor any of its Subsidiaries shall be required to execute, prior to the Effective Time, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, and (D) except as expressly provided above, none of the Company nor any of its Subsidiaries shall be required to take any corporate actions prior to the Effective Time to permit the consummation of the Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable documented out of pocket costs and expenses incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives (including the pre-Closing directors and officers of the Company or any of its Subsidiaries) from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries in accordance with the terms hereof).

(c) For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive Business Days after the date hereof (A) throughout and on the last day of which (i) Parent shall have the Required Information and such information shall remain compliant at all times with applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 8.2(a) and 8.2(b) (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period, and (B) throughout and on the last day of which the conditions set forth in Section 8.1 shall be satisfied; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

7.15 Treatment of Certain Debt.

(a) Prior to the Closing, the Company shall cause PFGI to commence a self tender offer and consent solicitation to repurchase any and all of the then outstanding Notes on the terms and conditions as are summarized on Exhibit E (or as may be otherwise agreed to by the Company and Parent) (the “Debt Tender Offer”). The Debt Tender Offer shall be commenced as promptly as practicable following the date of receipt of the Offer Documents from Parent pursuant to clause (e) below and written instructions from Parent to commence the Debt Tender Offer. Promptly following the expiration date (as such date may be extended from time to time) of the consent solicitation, assuming the requisite consents are received, the Company shall cause PFGI to execute, and shall cause PFGI to use reasonable best efforts to cause the Trustee to execute, a supplemental indenture to the Indenture, amending the terms and provisions of the Indenture in accordance with the terms and conditions set forth on Exhibit E (or as may be otherwise agreed to by the Company and Parent) and reasonably satisfactory to the Company and Parent which supplemental indenture shall become effective upon its execution and which amendments shall become operative immediately prior to the later of (i) acceptance for purchase of Notes properly tendered and not properly withdrawn in the Debt Tender Offer and (ii) the Effective Time. The Company shall provide, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer (including engagement of a dealer manager, information agent and/or a depository agent (collectively, “Agents”) with respect thereto, in each case selected by Parent and reasonably acceptable to the Company, and delivery of any Officers’ Certificates and Opinions of Counsel (as such terms are defined in the Indenture) required under the Indenture and any agreements with Agents. Parent shall cooperate with the Company in connection with the Debt Tender Offer, including providing all requested information concerning Parent and the Financing as the Company may reasonably request. The closing of the Debt Tender Offer shall be conditioned, among other things, on the occurrence of the Effective Time, and the parties shall use their reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date. The Company shall cause PFGI to waive any of the conditions to the Debt Tender Offer (other than that the Effective Time has occurred and that there shall be no order prohibiting consummation of the Debt Tender Offer) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Tender Offer or make any changes to the Debt Tender Offer other than as agreed between Parent and the Company. Unless otherwise agreed by Parent, immediately after the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Company shall cause PFGI to accept for purchase and purchase the Notes (including any premium thereon and any consent payments applicable thereto) properly tendered and not properly withdrawn in the Debt Tender Offer.

(b) Notwithstanding any provision of Section 7.15(a), if the Closing of the Debt Tender Offer has not occurred on or before the date otherwise provided in Section 4.1 for the Closing, the Company shall cause PFGI, concurrent with the Effective Time, to redeem the outstanding Notes pursuant to the terms and conditions of the optional redemption provisions of the Notes set forth in Section 5 of the form of the Notes and satisfy and discharge its obligations under the Indenture and the Notes pursuant to the provisions of Section 8.01(a) of the Indenture.

(c) Parent shall indemnify and hold harmless the Company and its Subsidiaries, directors, officers, employees, representatives and advisors from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with their obligations pursuant to this Section 7.15 and any information utilized in connection therewith, except to the extent that such losses, damages, claims, costs or expenses are determined to have resulted from the bad faith or willful misconduct of the Company or its Subsidiaries or from a material misstatement or omission in the information that is provided by the Company or its Subsidiaries for inclusion in the Debt Tender Offer documents.

(d) Parent shall pay directly to the dealer manager, information agent and/or depository agent all compensation owed to them under their respective agreements relating to the Debt Tender Offer, whether or not the Merger is consummated. Upon the valid termination of this Agreement (other than a termination by Parent in accordance with Section 9.1(b)(i)), Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to this Section 7.15.

(e) Promptly after the date of this Agreement, Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Debt Tender Offer, including the offer to purchase, related consent and letter of transmittal and other related documents (collectively, the “Offer Documents“). Parent, the Company and PFGI shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Notes in connection with the Debt Tender Offer shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Debt Tender Offer any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party in writing, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of the Company and PFGI to the holders of the Notes.

7.16 Exclusivity. The Company agrees that after the date hereof it shall not, nor shall it permit any Subsidiary to, nor shall it authorize any shareholder, officer, director, employee, investment banker, attorney, accountant, agent or other advisor, representative or Affiliate of the Company or any Subsidiary, directly or indirectly, to (a) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal, (c) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s equity securities or (d) enter into any agreement with respect to any Acquisition Proposal. Parent acknowledges that prior to the date of this Agreement the Company has solicited or caused to be solicited by its financial advisors indications of interest and proposals for an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their shareholders, officers, employees, representatives and Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person, conducted prior to the date hereof with respect to any Acquisition Proposal and to exercise all rights to require the return or destruction of all confidential information concerning the Company and its Subsidiaries.

7.17 Exercise of Drag-Along Rights. With respect to any Shareholder that has not executed the Shareholder Consent, the Company shall, as promptly as practicable after the date of this Agreement, take all necessary action to implement Section 8 of the Company’s 2004 Stock Purchase Plan and Section 3.6 of the Company’s 2004 Stock Option Plan in connection with the Merger with respect to each Shareholder bound thereby.

7.18 Non-Solicitation of Employees. The Company agrees that it shall cause each of the Persons set forth on Company Disclosure Schedule 7.18 to execute and deliver to the Company an agreement providing that, for a period of 18 months (with respect to any individual having a title higher than “Director”) or 12 months (with respect to any individual having a title equal to or less than “Director”) following the Closing, none of such Persons will, directly or indirectly, interfere with the relationship of the Company or any of its Subsidiaries with, or solicit the employment of, or hire, any individual who as of the Closing is or within the three months prior to such time was an employee of the Company or any of its Subsidiaries (other than C. Dean Metropoulos); provided, that with respect to any such individual having a title less than “Director”, the restrictions set forth in this Section 7.18 shall not apply to (a) any general advertising of job openings or posting of job openings (whether on a public site on the Internet or in a newspaper, magazine or other publication of general circulation), (b) any individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual), or (c) the hiring of any current or former employee of the Company or any of its Subsidiaries that seeks employment with any Person set forth on Company Disclosure Schedule 7.18 out of such current or former employee’s own accord and volition (without any encouragement from, or initiation by, any Person set forth on Company Disclosure Schedule 7.18).

7.19 Investigation and Agreement by Parent, Buyer and Finance Sub; No Other Representations or Warranties.

(a) Each of Parent, Buyer and Finance Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent, Buyer and Finance Sub have been furnished with or given full access to such information about the Company and its Subsidiaries and their businesses and operations as they requested. In connection with Parent’s, Buyer’s and Finance Sub’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent, Buyer, Finance Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent, Buyer and Finance Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) Parent, Buyer and Finance Sub are familiar with such uncertainties, (iii) Parent, Buyer and Finance Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives, (iv) Parent, Buyer and Finance Sub have not relied upon the estimate, projections, forecasts, plans and budgets so furnished to them or their representatives and (v) Parent, Buyer and Finance Sub will not (and will cause all of their respective Subsidiaries and other Affiliates and all other persons acting on their behalf to not) assert any claim or cause of action against the Company, its Subsidiaries or any of the Company’s direct or indirect directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other person liable with respect thereto.

(b) Each of Parent, Buyer and Finance Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article V of this Agreement, neither the Company nor any of its respective Affiliates has made and shall not be deemed to have made to Parent, Buyer, Finance Sub or to any of their respective representatives any representation or warranty of any kind. Without limiting the generality of the foregoing, and except for any express representations and warranties made by the Company in Article V, each of Parent, Buyer and Finance Sub agrees that neither the Company nor any of its Affiliates makes or has made any representation or warranty to Parent, Buyer, Finance Sub or to any of their respective representatives with respect to:

(i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Buyer, Finance Sub or their respective representatives; or

(ii) any other information, statements or documents heretofore or hereafter delivered to or made available to Parent, Buyer, Finance Sub or their respective representatives with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article V.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent, Buyer and Finance Sub to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary (excluding consents, authorizations and approvals relating to use, occupancy, Taxes, environmental and similar matters) for the consummation of the transactions contemplated by the Transaction Documents shall have been obtained, occurred or been filed including, those arising under all applicable Antitrust Laws and the applicable waiting period under the HSR Act shall have expired or terminated. In respect of the Competition Act (Canada) where filings are made with the Commissioner of Competition (Canada), (i) the Commissioner of Competition (Canada) shall have issued an Advance Ruling Certificate under Section 102 of the Competition Act (Canada) in respect of the Merger, or (ii) the applicable waiting period under Part IX of the Competition Act (Canada) shall have expired or been waived under Section 113(c) and the Commissioner of Competition (Canada) shall have issued a standard letter of “no action” indicating that he has no grounds on which to apply for an order under Section 92 of the Competition Act (Canada) in respect of the Merger, and no inquiry shall be ongoing nor shall the Commissioner of Competition (Canada) have threatened or otherwise indicated that he will commence an inquiry under Section 10 of the Competition Act (Canada).

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any Government Entity preventing the consummation of the transactions contemplated by the Transaction Documents shall be in effect.

(c) No action shall have been taken nor any statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits consummation of the Merger or the other transactions contemplated hereby.

8.2 Conditions to Obligation of Parent, Buyer and Finance Sub. The obligation of Parent, Buyer and Finance Sub to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Parent:

(a) Each of the representations and warranties of the Company (i) set forth in this Agreement (other than the representations and warranties set forth in Sections 5.1, 5.2, 5.3 (only in respect of subsection (a), the first sentence of subsection (b), subsection (c) and clause (i) of subsection (d) thereof), Section 5.18 and the last sentence of Section 5.4(c)) shall be true and correct (without giving duplicate effect to any qualifications as to “materiality” or a “Material Adverse Effect”) in all material respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties result in a Material Adverse Effect and (ii) set forth in Sections 5.1, 5.2, 5.3 (only in respect of subsection (a), the first sentence of subsection (b), subsection (c) and clause (i) of subsection (d) thereof), Section 5.18 and the last sentence of Section 5.4(c) shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) The Company shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement and the other Transaction Documents at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Parent shall have been furnished with evidence reasonably satisfactory to it of the Consent of each person that is a party to the Material Contracts indicated and identified on Company Disclosure Schedule 8.2(c), if any, and each such Consent shall be in form and substance reasonably satisfactory to Parent.

(d) All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to this Agreement shall have been delivered.

(e) The Company shall have delivered to Parent a duly executed and acknowledged certificate, in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Common Stock and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(f) The Company shall have taken the actions contemplated by Section 7.7(e) and shall have obtained the waiver and shareholder approval contemplated thereby; provided that, if this condition is not otherwise satisfied as provided above, then this condition may be satisfied at the option of the Company by the Company agreeing to reduce the cash portion of the Merger Consideration by an amount equal to the net after tax cost to the Company of the tax deduction lost (or to be lost) in respect of such “parachute payments” as a result of Section 280G (excluding any parachute payment arising as a result of the termination after the Closing by the Company of any person (other than C. Dean Metropoulos) subject to a Compensatory Arrangement).

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by the Company:

(a) Each of the representations and warranties of Parent, Buyer and Finance Sub set forth in this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date). The Company shall have received certificates signed on behalf of Parent, Buyer and Finance Sub by an executive officer of Parent, Buyer and Finance Sub, respectively, to such effect provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representation and warranties materially adversely affect the ability of Parent, Buyer or Finance Sub to timely consummate the Merger or any of the other transactions contemplated hereby.

(b) Parent, Buyer and Finance Sub shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by them under this Agreement and the other Transaction Documents at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent, Buyer and Finance Sub by an executive officer of Parent, Buyer and Finance Sub, respectively, to such effect.

(c) All documents, instruments, certificates or other items (including, without limitation, the payments to be made at the Closing pursuant to Section 3.3 required to be delivered at the Closing by Parent, Buyer or Finance Sub pursuant to this Agreement shall have been delivered.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if there shall have been any breach by the other Party (which, in the case of the right of termination by the Company, shall also include any breach by Parent, Buyer or Finance Sub) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (a) would give rise to the failure of a condition to the Closing hereunder in the favor of the terminating party and (b) cannot be cured, or has not been cured within 20 days (the “Cure Period”), following receipt by other Party of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party to this Agreement that shall have breached or failed to perform or observe in any material respect any covenant or obligation contained in this Agreement where such breach or failure to perform would give rise to the failure of a condition set forth in Section 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as applicable;

(ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable, or there shall be any statute, rule or regulation enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger or otherwise prohibits the transactions contemplated by the Transaction Documents; or

(iii) if the Closing shall not have occurred on or before May 31, 2007; provided that if a Cure Period has not expired prior to such date, then the Company shall have the right to extend the Termination Date to the first Business Day after the last day of such Cure Period, and provided, further, that, if the final day of the Marketing Period has not occurred prior to such date, then Parent shall have the right to extend the Termination Date to the earlier of the last day of the Marketing Period and June 29, 2007 (the above date as it may be extended in accordance with the terms hereof, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party to this Agreement whose failure to perform or observe in any material respect any covenant or obligation contained in this Agreement has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Termination Date.

Any termination pursuant to this Section 9.1 (other than a termination pursuant to clause (a) hereof) shall be effected by written notice from the Party so terminating to the other Parties, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

9.2 Effect of Termination.

(a) In the event of the termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and of no further force or effect with no liability or obligation hereunder on the part of Parent, Buyer, Finance Sub or the Company or their respective Affiliates, officers, directors, employees or stockholders, except (i) Articles IX and X shall survive such termination and (ii) subject to Sections 9.2(b) and 10.20, the liability of any Party for any willful breach by such Party of the representations, warranties, covenants or agreements of such Party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and the non-breaching Party (and if the Company is the non-breaching Party, then, in addition to the Company, the Shareholders acting through the Shareholders Agent to enforce the rights of the Company) shall be entitled to pursue any and all legally available remedies and to seek the recovery of all losses, liabilities, damages, costs and expenses of every kind and nature including reasonable attorneys’ fees.

(b) Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated (i) pursuant to Section 9.1(b)(i) or 9.1(b)(iii) as a result of Parent’s, Buyer’s or Finance Sub’s breach of its obligation to effect the Closing if and when required by Section 4.1 (including because, among other things, of the failure to receive the proceeds from the Debt Financing or the failure to have received the proceeds of any alternative financing) or (ii) pursuant to Section 9.1(b)(ii) as a result of an order, decree, ruling or action that has occurred solely because of a breach of this Agreement by Parent, Buyer or Finance Sub for which the Company would otherwise be entitled to terminate the Agreement under Section 9.1(b)(i), then Parent shall pay or cause to be paid to the Company a cash amount equal to $25,000,000 (the “Termination Fee”) on the next Business Day following the date of termination of this Agreement.

The parties hereto acknowledge that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in clauses (i) and (ii) of the preceding sentence, which amount would otherwise be impossible to calculate with precision. Anything in this Agreement to the contrary notwithstanding, if this Agreement is terminated pursuant to Section 9.1 under circumstances where the Termination Fee is payable pursuant to this Section 9.2(b), then subject to the Company’s rights pursuant to Section 9.2(c), the Company’s right to receipt of payment of the Termination Fee shall be the sole and exclusive remedy against Parent, Buyer, Finance Sub and any of their respective representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders for any loss or damage suffered by the Company as a result of a breach of or failure to perform by Parent or Buyer of any representation, warranty, covenant or agreement of Parent, Buyer or Finance Sub set forth in this Agreement, except in the case of fraud or intentional misrepresentation.

(c) The Company, Parent, Buyer and Finance Sub hereby acknowledge and agree that the agreements contained in Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company, Parent, Buyer and Finance Sub would not enter into this Agreement; accordingly, if Parent, Buyer or Finance Sub fails promptly to pay the amount due pursuant to Section 9.2(b) within the time period mandated for such payment, then the Company may immediately exercise its rights and remedies under the Guaranty Agreement.

9.3 Return of Documentation. Following termination of this Agreement in accordance with Section 9.1, Parent, Buyer and Finance Sub shall return all agreements, documents, contracts, instruments, books, records, materials and all other information regarding the Company or any of its Subsidiaries or other Affiliates provided to Parent, Buyer, Finance Sub or any representatives of Parent, Buyer or Finance Sub in connection with the transactions contemplated by this Agreement or the other Transaction.

ARTICLE X

MISCELLANEOUS

10.1 Non-Survival of Representations, Warranties and Agreement. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.1, as the case may be, except that this Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance, or creates rights or remedies, after (a) the Effective Time, including, without limitation, those contained in Article II, Article III and this Article X and Sections 7.7, Section 7.8 and Section 7.10 or (b) the termination of this Agreement, pursuant to Article IX and this Article X.

10.2 Amendment and Waiver. This Agreement may only be amended if such amendment is set forth in a writing executed (a) if prior to the Effective Time, by the Company, Parent, Buyer and Finance Sub or (b) if after the Effective Time, by the Surviving corporation, Parent and the Shareholders Agent. No waiver of any provision of this Agreement shall be binding unless such waiver is in writing and signed by the Party against whom such waiver is to be enforced. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy with respect to a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

10.3 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or sent by telecopier, facsimile transmission or other electronic means of transmitting written documents, or sent to the Parties at the respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid or by private overnight mail courier service. Notices, demands and communications sent by telecopier, facsimile transmission or other electronic means must also be sent by regular U.S. mail or by private overnight mail courier service to the Parties in order for such notice to be effective. Notices, demands and communications to the Company, the Shareholders Agent, Parent, Buyer, Finance Sub or the Surviving Corporation must, unless another address is specified in writing, be sent to the address indicated below:

If to the Company Prior to the Effective Time:	Pinnacle Foods Group Inc.
6 Executive Campus, Suite 100 Cherry Hill, New Jersey 08002 Attention: Kelley Maggs Fax: (973) 541-6693

and

Pinnacle Foods Group Inc. 6 Executive Campus, Suite 100 Cherry Hill, New Jersey 08002 Attention: Michael Cramer Fax: (973) 541-6693

with a copy (which copy shall not constitute notice to the Company) to:

Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201 Attention: A. Winston Oxley Fax: (214) 999-7891

If to the Shareholders Agent:	Crunch Equity Holding, LLC
c/o CCMP Capital Advisors, LLC 245 Park Avenue, 16th Floor New York, New York 10167-2403 Attention: Jonathan Lynch Fax: (917) 464-8687

with a copy (which copy shall not constitute notice to the Shareholders Agent) to:

Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201 Attention: A. Winston Oxley Fax: (214) 999-7891

If to Parent, Buyer, Finance Sub or the Surviving Corporation after the Effective Time:	c/o The Blackstone Group
345 Park Avenue New York, New York 10154 Attention: Prakash Melwani Fax: (212) 583-5712

with a copy (which copy shall not constitute notice to the Parent, Buyer or the Surviving Corporation) to:

Simpson Thacher & Bartlett LLP 1999 Avenue of the Stars, 29th Floor Los Angeles, California 90067 Attention: Daniel Clivner Fax: (310) 407-7502

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

10.4 Binding Agreement; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, whether by operation of law or otherwise; provided that Parent or Buyer may assign any of their respective rights and obligations to any direct or indirect subsidiary of Parent so long as such assignment does not delay or impede the consummation of the transactions contemplated hereby.

10.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.6 Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Applicable Laws will be deemed to include such Applicable Laws as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Any term used but not defined in this Agreement shall have the meaning given to such term in Exhibit A, which Exhibit A is hereby incorporated herein by reference. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars.

10.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

10.8 Entire Agreement. This Agreement (including the Exhibits and the Schedules), the agreements, documents, instruments and certificates referred to herein or delivered pursuant hereto, and the Confidentiality Agreement contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.9 Counterparts and Facsimile Signatures. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.11 Public Announcements. Prior to the Closing, no Party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except that any Party may make any disclosure required by Applicable Laws (including federal securities laws) if it determines in good faith that it, or any Subsidiary thereof, is required to do so and the Company may issue such press releases as it may reasonably determine is appropriate in order to keep the holders of the Notes informed of the transactions contemplated by this Agreement and the other Transaction Documents. A Party, with respect to the each such disclosure, shall provide the other Parties with prior notice and a reasonable opportunity to review the disclosure.

10.12 Joint Liability. Each representation, warranty, covenant and agreement made by Parent, Buyer Finance Sub in this Agreement shall be deemed a joint representation, warranty, covenant and agreement made by Parent, Buyer and Finance Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent, Buyer and Finance Sub.

10.13 Jurisdiction. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES HERETO AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IN THE CASE OF ANY CLAIM AS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA) SITTING IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY OF THOSE COURTS OR THAT ANY SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY OF THOSE COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY OF THE NAMED COURTS. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON IT BY NOTICE AS PROVIDED IN SECTION 11.12 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS.

10.14 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

10.15 Attorneys’ Fees. In any action or proceeding instituted by a Party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the losing Party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

10.16 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, from and after the Closing, as may be applicable, each of Article II and Article X are made for the benefit of the Shareholders, and Section 7.10 is made for the benefit of the Indemnified Company Parties, as applicable. All of the Persons identified in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were signatories to this Agreement.

10.17 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the SEC Documents or the Company Disclosure Schedule, that such information is required to be listed in the SEC Documents or the Company Disclosure Schedule or that such items are material to the Company. The headings, if any, of the individual sections of each of the Company Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to those contained in Article V merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto. The disclosure of an item in the SEC Documents (excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature) shall be deemed adequately disclosed as an exception with respect to all representations and warranties contained in Article V to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the SEC Documents or the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).

10.18 Shareholders Agent.

(a) Crunch Equity Holding, LLC (the “Shareholders Agent”), is hereby appointed, authorized and empowered to act, on behalf of the Shareholders, in connection with this Agreement and the other Transaction Documents in the capacity as his, her or its agent and attorney in fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) execution of the documents and certificates pursuant to this Agreement, (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Shareholders and others, as contemplated by this Agreement, (iii) receipt and forwarding of notices and communications pursuant to this Agreement, (iv) administration of the provisions of this Agreement relating to the matters described in Section 3.6 and Article X, and the Escrow Agreement, (v) giving or agreeing to, on behalf of the Shareholders, any and all consents, waivers, amendments or modifications deemed by the Shareholders Agent, in its discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith, (vi) (A) dispute or refrain from disputing, on behalf of each Shareholder relative to such Shareholder’s Percentage Share, any claim made by Parent, Buyer or Finance Sub, (B) negotiate and compromise, on behalf of each such Shareholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under this Agreement or the other Transaction Documents, and (C) execute, on behalf of each such Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy and (vii) engaging attorneys, accountants, agents or consultants on behalf of the Shareholders in connection with this Agreement or the other Transaction Documents and paying any fees related thereto.

(b) In the event that the Shareholders Agent, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Shareholders on any matters concerning this Agreement, the Shareholders Agent shall be entitled to seek such further authorization from the Shareholders prior to acting on their behalf. In such event, each Shareholder (including the Shareholders Agent in its capacity as a Shareholder) shall have a number of votes equal to such Shareholder’s Percentage Share and the authorization of a majority of such number of votes shall be binding on all of the Shareholders and shall constitute the authorization of the Shareholders.

(c) Parent, Buyer and Finance Sub shall be fully protected in dealing with the Shareholders Agent under this Agreement and may rely upon the authority of the Shareholders Agent to act as the agent of the Shareholders. The appointment of the Shareholders Agent is coupled with an interest and shall be irrevocable by any Shareholder in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any Applicable Law.

(d) The Shareholders Agent may resign from its capacity as Shareholders Agent at any time by written notice delivered to Parent and the Shareholders. If there is a vacancy at any time in the position of Shareholders Agent for any reason, such vacancy shall be filled by a Shareholder vote pursuant to Section 10.18(b).

(e) The Shareholders Agent hereby accepts such appointment and designation.

(f) The Shareholders Agent shall not be liable to Parent, Buyer, Finance Sub, the Company or the Shareholders in its capacity as Shareholders Agent for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement or the other Transaction Documents, except for its own willful misconduct. In no event shall the Shareholders Agent, in the capacity as Shareholders Agent, be liable to Parent, Buyer or Finance Sub for any breach of this Agreement by the Company. The Shareholders Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the other Transaction Documents or its duties hereunder or thereunder, and it shall incur no liability in its capacity as Shareholders Agent to Parent, Buyer, Finance Sub, the Company or the Shareholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

(g) Any expenses incurred by the Shareholders Agent in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Shareholders Agent but shall be payable: (i) as a Transaction Cost if incurred and ascertainable prior to the Closing, (ii) out of distributions to the Shareholders pursuant to this Agreement if incurred but not ascertainable prior to the Closing or if incurred following the Closing and prior to such distributions and (iii) by the Shareholders based on each Shareholder’s Percentage Share of such expenses after the Closing in the event no amounts are distributed as described in subsection (ii) or in the event such distributions are not adequate to pay such expenses. The Shareholders Agent may from time to time submit invoices to the Shareholders covering such expenses and, upon the request of any Shareholder, shall provide such Shareholder with an accounting of all expenses paid.

(h) Each Securityholder, severally, shall indemnify the Shareholders Agent up to, but not exceeding, an amount equal to the aggregate portion of the amounts received by such Person under Article II of this Agreement, which indemnification shall be paid by such Securityholder pro rata in accordance with the portion of the aggregate amounts received by such Person under Article II of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof; relating to the acts or omissions of the Shareholders Agent hereunder, under this Agreement or the other Transaction Documents or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Shareholders Agent that arise from the Shareholders Agent’s willful misconduct. The foregoing indemnification shall not be deemed exclusive of any other right to which the Shareholders Agent may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 10.18(h), each Securityholder shall promptly deliver to the Shareholders Agent full payment of his, her or its ratable share of such indemnification claim.

(i) All of the indemnities, immunities and powers granted to the Shareholders Agent under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreements.

10.19 Expenses. Except as otherwise expressly provided herein, the Company, Parent, Buyer, Finance Sub and the Surviving Corporation shall each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, advisors, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by such Person in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. In addition, the Parties acknowledge that the Transaction Costs may include, and the Company shall bear and pay at Closing, certain fees and expenses of the Shareholders or the Shareholders Agent.

10.20 Limitation of Liability. The Company agrees that, notwithstanding anything herein to the contrary, (a) to the extent it has incurred losses or damages in connection with this Agreement (i) the maximum aggregate liability of Parent, Buyer or Finance Sub for such losses or damages shall be limited to $25,000,000 (inclusive of any Termination Fee), (ii) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Buyer, Finance Sub and the Guarantor and (iii) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under the Guaranty Agreement, and (b) in no event shall any “Non-Recourse Party” (as defined in the Guaranty Agreement) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

10.21 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that Parent and Buyer shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.13, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties acknowledge that neither the Company nor the Shareholders shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement by Parent, Buyer or Finance Sub or to enforce specifically the terms and provisions of this Agreement (other than with respect to the Confidentiality Agreement for which the Company shall be entitled to an injunction) and that the Company’s and the Shareholders’ sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 9.2(b).

10.22 Conflicts and Privilege. Parent, Buyer and the Company hereby agree that, in the event a dispute arises after the Closing between Parent or the Surviving Corporation and the Shareholders, Vinson & Elkins L.L.P. may represent the Shareholders in such dispute even though the interests of the Shareholders may be directly adverse to the Surviving Corporation, and even though Vinson & Elkins L.L.P. may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation. Parent, Buyer, Finance Sub and the Company further agree that, as to all communications between Vinson & Elkins L.L.P., the Company and the Shareholders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Shareholders and may be controlled by the Shareholders, and shall not pass to or be claimed or controlled by the Surviving Corporation; provided that the Shareholders shall not waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and the other Transaction Documents. Notwithstanding the foregoing, in the event a dispute arises between Parent or the Surviving Corporation and a Person other than a Shareholder after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by Vinson & Elkins L.L.P. to such Person; provided, however, that the Surviving Corporation may not waive such privilege without the prior written consent of the Shareholders Agent, which consent will not be unreasonably withheld.

10.23 Release. Effective as of immediately prior to the Effective Time, the Company, for itself and on behalf of its shareholders, successors and assigns, hereby fully and unconditionally release, acquit and forever discharge all Shareholders, directors and officers of the Company holding such position at any time prior to the Effective Time from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from their relationship with the Company or its Subsidiaries other than with respect to any act of actual fraud by such individual or their respective obligations under this Agreement and the other Transaction Documents.

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

CRUNCH HOLDING CORP.

By:	/S/ MICHAEL J. CRAMER
Name:	Michael J. Cramer
Title:	Vice President

PEAK HOLDINGS LLC

By:	/S/ SHERVIN KORANGY
Name:	Shervin Korangy
Title:	Vice President

PEAK ACQUISITION CORP

By:	/S/ SHERVIN KORANGY
Name:	Shervin Korangy
Title:	Vice President

PEAK FINANCE LLC

By:	/S/ SHERVIN KORANGY
Name:	Shervin Korangy
Title:	Vice President

S-1

EXHIBIT A

DEFINED TERMS

As used in the Agreement and Plan of Merger to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Crunch Equity Holding, LLC, the Company or any of its Subsidiaries, any purchase of a majority or more of the assets of Crunch Equity Holding, LLC, the Company or any of its Subsidiaries or a majority of the interests, Common Stock or capital stock of Crunch Equity Holding, LLC, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Advisor Fees” means all fees and expenses reimbursements (including fees arising from the consummation of the transactions contemplated by this Agreement) that are payable or that have otherwise accrued under the terms of each of the agreements described in Company Disclosure Schedule 7.5.

“Agreement” has the meaning set forth in the Introduction.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, each equityholder of Crunch Equity Holding, LLC (other than Crunch Equity Voting Trust and Co-Investment Partners, L.P.) shall be deemed to be Affiliates of the Company for purposes of this Agreement.

“Antitrust Laws” has the meaning set forth in Section 7.12.

“Applicable Laws” means all applicable federal, state, provincial, local or foreign laws (including common law), statutes, rules, regulations, ordinances, directives, judgments, order (judicial or administrative), decrees, injunctions and writs of any Governmental Entity or any similar provisions having the force or effect of law.

“Applicable Rate” has the meaning set forth in Section 3.6(e)(i).

“Audited Financial Statements” has the meaning set forth in Section 5.4(a)(i).

“Bridge Date” has the meaning set forth in Section 7.14(a).

“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the Introduction.

Exhibit A-1

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Closing” means the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

“Closing Common Share Price” has the meaning set forth in Section 3.1(a).

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Financial Statements” has the meaning set forth in Section 3.1(b).

“Code” means the Internal Revenue Code of 1986, as amended (including, where applicable, the Internal Revenue Code of 1954, as amended).

“Common Share Price” has the meaning set forth in Section 3.1(c).

“Common Stock” means the Company’s Common Stock, ($0.01) par value per share.

“Company” has the meaning set forth in the Introduction.

“Company Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from the Company to Parent delivered concurrently with the execution and delivery of this Agreement.

“Company Permits” has the meaning set forth in Section 5.12.

“Compensatory Arrangement” has the meaning set forth in Section 7.7(e).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 12, 2006, by and between PFGI and Blackstone Management Partners V L.L.C.

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document, the consummation of transactions contemplated hereby or thereby, whether such requirement arises pursuant to any Applicable Laws, contract or agreement, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any contract or agreement, which right of breach, default, termination or modification results from the consummation of the Merger.

“Constituent Corporations” has the meaning set forth in the Recitals.

“Covered Employees” has the meaning set forth in Section 7.7(a).

“Credit Agreement” means the Credit Agreement, dated as of November 25, 2003, among the Company, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent, and the other agents and parties thereto, as amended by Amendment No. 1 and Waiver, dated as of November 1, 2004, Amendment No. 2 and Waiver, dated as of November 19, 2004, Amendment No. 3 and Agreement, dated as of January 25, 2006, Amendment No. 4 and Agreement, dated as of February 14, 2006, and Amendment No. 5, dated as of June 2, 2006, as further amended, supplemented or otherwise modified from time to time.

Exhibit A-2

“Cure Period” has the meaning set forth in Section 9.1(b)(i).

“Current Premium” has the meaning set forth in Section 7.10(d).

“Debt” has the meaning set froth in Section 3.1(d).

“Debt Amount” means the aggregate amount of Debt outstanding under the Credit Agreement as of immediately prior to the Closing.

“Debt Breakage Costs” means any fees, expenses, premiums, penalties, redemption premiums, make-whole payments or change of control payments attributable to, or arising under, the terms of any Debt, including the premium paying pursuant to the Debt Tender Offer.

“Debt Financing” has the meaning set forth in Section 6.6.

“Debt Financing Commitment” has the meaning set forth in Section 6.6.

“Debt Tender Offer” has the meaning set forth in Section 7.15(a).

“Dissenting Shares” has the meaning set forth in Section 3.5(b).

“DGCL” has the meaning set forth in the Recitals.

“DOJ” means the United States Department of Justice.

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plans” has the meaning set forth in Section 5.11.

“Enterprise Value” has the meaning set forth in Section 3.1(e).

“Environment” shall mean surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air. The term also includes indoor air to the extent it is regulated under any Environmental and Safety Requirements.

“Environmental and Safety Requirements” means all Applicable Laws concerning worker health and safety, or pollution or protection of the Environment, including all those relating to the presence, use, generation, handling, transport, treatment, storage, disposal, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“Environmental Report” means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental and Safety Requirements or Hazardous Materials or any proposed or anticipated change in or addition to Environmental and Safety Requirements or relating to Hazardous Materials, that may affect the Company or any of its Subsidiaries.

Exhibit A-3

“Equity Financing” has the meaning set forth in Section 6.6.

“Equity Financing Commitment” has the meaning set forth in Section 6.6.

“Equity Plans” means the Option Plans and the Stock Purchase Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means an escrow agent mutually acceptable to the Parties.

“Escrow Agreement” has the meaning set forth in Section 3.3(a)(vi).

“Escrow Amount” has the meaning set forth in Section 3.3(a)(vi).

“Estimated Debt” has the meaning set forth in Section 3.2(a).

“Estimated Net Working Capital” has the meaning set forth in Section 3.2(a).

“FDA Applicable Laws” means all Applicable Laws relating to the use, manufacture, packaging, licensing, labeling, distribution, or sale of any food, drug, cosmetic, medical device or household product or material.

“Finance Sub” has the meaning set forth in the Recitals.

“Financial Statements” has the meaning set forth in Section 5.4(a).

“Financing” has the meaning set forth in Section 6.6.

“Financing Commitments” has the meaning set forth in Section 6.6.

“FTC” means the United States Federal Trade Commission.

“Fully Diluted Common Stock” means the sum of the total number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock covered by Options outstanding immediately prior to the Effective Time; provided that Performance Options that are terminated as contemplated in Section 2.3 shall be disregarded in determining the amount of Fully Diluted Common Stock.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any government, governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, province, county, parish or municipality, jurisdiction or other political subdivision thereof.

Exhibit A-4

“Guarantor” has the meaning set forth in the Recitals.

“Guaranty Agreement” has the meaning set forth in the Recitals.

“Hazardous Materials” means any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous under any Environmental and Safety Requirements (including, without limitation, substances defined as “hazardous substances”, “hazardous materials”, “hazardous waste”, “pollutant or contaminant”, “petroleum” or “natural gas liquids” in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations pursuant to said statutes), any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental and Safety Requirements.

“Holding Corp. Financial Statements” has the meaning set forth in Section 7.13(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Company Parties” has the meaning set forth in Section 7.10(a).

“Indenture” means the Indenture, dated November 25, 2003, among PFGI, Pinnacle Foods Corporation, PF Sales, LLC, PF Distribution, LLC, Pinnacle Foods Brands Corporation, PF Standards Corporation, PF Sales (N. Central Region) Corp. and the Trustee.

“Independent Accountants” has the meaning set forth in Section 3.6(c).

“Intellectual Property” has the meaning set forth in Section 5.9.

“Interim Statements” has the meaning set forth in Section 5.4(a)(ii).

“Knowledge” (and any derivation thereof, whether or not capitalized) means only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness), after due inquiry, of the individuals specified in clause (a) or (b) below, as the case may be: (a) in the case of Parent, Buyer or Finance Sub, Prakash Melwani, Shervin Korangy and Jason Giordano, and (b) in the case of the Company, Jeff Ansell, N. Michael Dion, Michael J. Cramer, Kelley Maggs and C. Dean Metropoulos.

“Latest Balance Sheet” has the meaning set forth in Section 5.4(a)(ii).

“Letter of Transmittal” has the meaning set forth in Section 3.4(a).

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

Exhibit A-5

“Marketing Period” has the meaning set forth in Section 7.14(c).

“Material Adverse Effect” means any change, effect or occurrence that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect or change in the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) would reasonably be expected to materially adversely effect the ability of the Company to timely consummate the Merger or any of the other transactions contemplated hereby; provided, however, that, in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect would occur, this definition shall exclude any change, effect or occurrence to the extent arising out of, attributable to or resulting from: (a) any generally applicable change in Applicable Laws or GAAP or interpretation of any thereof, (b) to the extent specifically demonstrated by the Company, (i) any public announcement prior to the date of this Agreement of discussions among the Parties hereto regarding the transactions contemplated herby, (ii) the announcement of this Agreement, (iii) the pendency of the consummation of the Merger or the transactions contemplated hereby or (iv) any suit, action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby, (c) actions or inactions taken by the Company or its Subsidiaries in accordance with the express provisions of this Agreement, (d) changes in conditions generally affecting the industries in which the Company and its Subsidiaries conduct their business, (e) general economic, political or financial market conditions, (f) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism and (g) any failure by the Company to meet internal projections or forecasts; provided, that the underlying cause of any such failure may be taken into consideration in making such determination; provided, further, that, in the case of the foregoing clauses (a), (d), (e) and (f), the impact of such change, effect or occurrence is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

“Material Contract” means: (a) each contract or agreement having an unexpired term of more than one year and that is executory in whole or in part and involves performance of services or delivery of goods or materials by the Company or any Subsidiary thereof of an amount or value in excess of $100,000, (b) each contract or agreement having an unexpired term of more than one year and that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or any Subsidiary thereof in excess of $100,000, (c) each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other contract or agreement affecting the ownership of, leasing of, title to or use of any real property, (d) each material licensing agreement or other contract or agreement with respect to patents, trademarks, copyrights or other Intellectual Property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any intellectual property, (e) each collective bargaining agreement, including amendments and side letter agreements thereto, and any other contract or agreement with any labor union or other employee representative of a group of employees, (f) each joint venture, partnership, franchise, joint research and development and joint marketing agreement or any other similar contract or agreement (including a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary thereof with any other Person), (g) each contract or agreement containing covenants

Exhibit A-6

that in any way purport to restrict or prohibit the business activity of the Company or any Subsidiary thereof or limit the freedom of the Company or any Subsidiary thereof to engage in any line of business or to compete with any person, (h) each contract or agreement with any consultant, advisor, agent, employee or Affiliate of the Company or any Subsidiary thereof and (i) any indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money, for a line of credit or for any capital leases.

In no event shall a Material Contract include an Ordinary Course of Business Contract.

“Merger” has the meaning set forth in Section 1.1.

“Net Working Capital” has the meaning set forth in Section 3.1(f).

“Net Working Capital Target” has the meaning set forth in Section 3.2(b).

“Notes” means PFGI’s 8 1/4% Senior Subordinated Notes due 2013.

“Option” means an option issued by the Company to acquire Common Stock pursuant to the Option Plans.

“Options” means all Time Vesting Options and Performance Options.

“Option Plans” means the Company’s 2004 Stock Option Plan and the Company’s 2004 California Stock Option Plan.

“Option Surrender Agreement” has the meaning set forth in Section 3.4(a).

“Ordinary Course of Business Contracts” means (a) contracts or agreements for routine maintenance of the personal property or real property of the Company or any of its Subsidiaries (b) any trade discount or rebate program implemented in the ordinary course of the Company or any of its Subsidiaries’ business, (c) normal and routine open purchase orders or agreements for (i) the purchase of raw materials or supplies used in the manufacture of products of the Company or any of its Subsidiaries or (ii) services provided to the Company or any of its Subsidiaries and (d) agreements (on customer form documents), including, vendor agreements, continuing product guarantees, policy letters, promotional agreements, data access agreements and electronic data interchange agreements, with customers that purchase products from the Company.

“Owned Real Property” has the meaning set forth in Section 5.6(a).

“Parent” has the meaning set forth in the Introduction.

“Parent’s Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from Parent to the Company delivered concurrently with the execution and delivery of this Agreement.

“Parties” means each signatory to this Agreement.

Exhibit A-7

“Percentage Share” means, with respect to each Shareholder, the amount calculated as follows and expressed as a percentage: (a) the number of shares of Common Stock owned by such Shareholder plus the number of shares of Common Stock covered by Vested Options owned by such Shareholder; divided by (b) the Fully Diluted Common Stock.

“Performance Options” has the meaning give such term under the Equity Plans.

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a person, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations that are (i) not overdue or (ii) being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a person, (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other immaterial Liens that were not incurred in connection with the borrowing of money or the advance of credit and that do not interfere with the conduct of the business conducted by the Company and its Subsidiaries, (e) Liens of landlords on leases of real property identified in Company Disclosure Schedule 5.6(b) arising from the provisions of such leases, (f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (g) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (h) zoning regulations and restrictive covenants and easements of record relating to Owned Real Property, none of which are currently violated by the present use and operation of such Owned Real Property, that do not detract in any material respect from the value of the Owned Real Property and do not materially and adversely affect, impair or interfere with the use or operation of any Owned Real Property affected thereby, (i) public utility easements of record, in customary form, (j) Liens not otherwise included as Permitted Encumbrances that are of record and disclosed in the owner’s policies of title insurance, made available to Parent prior to the date hereof and set forth on Company Disclosure Schedule 5.6(a), (k) Liens securing all or any portion of the Debt Amount and (l) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of landlords with respect to the leased real property and to which the leases with respect to the leased real property are subordinate.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

“PFGI” means Pinnacle Foods Group Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company.

“Purchase Price” has the meaning set forth in Section 3.1(g).

“Real Property” means the Owned Real Property and the real property described on Company Disclosure Schedule 5.6(b).

Exhibit A-8

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migrating or dumping of Hazardous Materials into the Environment, whether intentional or unintentional, foreseen or unforeseen.

“Required Information” has the meaning set forth in Section 7.14(b).

“SEC” has the meaning set forth in Section 5.16.

“SEC Documents” has the meaning set forth in Section 5.16.

“Section 280G” has the meaning set forth in Section 7.7(e).

“Severance Costs” means any severance or termination payments payable to any employee of the Company or a Subsidiary thereof whose employment is terminated by the Company or any of its Subsidiaries for any reason from and after the Closing.

“Shareholders Agent” has the meaning set forth in Section 10.18(a).

“Shareholder Consent” has the meaning set forth in the Recitals.

“Shareholders” means all holders of Common Stock and Options.

“Stock Purchase Plans” means the Company’s 2004 Stock Purchase Plan and the Company’s 2004 California Stock Purchase Plan.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Subsidiary Merger” has the meaning set forth in the Recitals.

“Subsidiary Surviving Company” has the meaning set forth in Section 3.3.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Tax” (and, with correlative meaning, “Taxes”, “Taxable” and “Taxing”) means any (a) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Tax Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (b) liability of any Person for the payment of any amounts of the type

Exhibit A-9

described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group under any similar provision of state or local law (or being included in any Tax Return relating thereto), and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination assessment or collection of Taxes or the administration of any Applicable Law relating to any Taxes including any amendment thereof.

“Termination Date” has the meaning set forth in Section 9.1(b)(iii).

“Termination Fee” has the meaning set forth in Section 9.2(b).

“Time Vesting Options” has the meaning given such term under the Equity Plans.

“Transaction Costs” has the meaning set forth in Section 3.1(h).

“Transaction Documents” means this Agreement, the Escrow Agreement and each other agreement, document, certificate or instrument referred to herein or therein or delivered pursuant hereto or thereto.

“Trustee” means Wilmington Trust Company.

“Vested Options” shall mean all Options that are converted into the right to receive the Common Share Price as contemplated by Section 2.2 and Section 2.3.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1982.

Exhibit A-10

SCHEDULES

Customary disclosure schedules to the Agreement and Plan of Merger have been omitted, but the Company agrees to furnish all omitted schedules to the Securities and Exchange Commission upon request.

A-11